Exhibit 10.1

Execution Version

FORMATION AGREEMENT

BY AND AMONG

GREEN PARK FINANCIAL LIMITED PARTNERSHIP,

(a District of Columbia limited partnership),

WALKER & DUNLOP, INC.,

(a Delaware corporation),

COLUMN GUARANTEED LLC,

(a Delaware limited liability company),

and

WALKER & DUNLOP, LLC,

(a Delaware limited liability company)

January 30, 2009

Confidential

i

(continued)

(continued)

(continued)

FORMATION AGREEMENT

This FORMATION AGREEMENT (this “Agreement”) is made as of January 30, 2009, by and among Green Park Financial Limited Partnership, a District of Columbia limited partnership (“GPF”), Walker & Dunlop, Inc., a Delaware corporation (“W&D”), Column Guaranteed LLC, a Delaware limited liability company (“CGL”) and Walker & Dunlop, LLC, a Delaware limited liability company (the “Company,” and together with GPF, W&D and CGL, the “Parties,” and, individually, each a “Party”).  Certain other terms are used herein as defined below in Section 1 or elsewhere in this Agreement.

Background

CGL originates, underwrites, sells and services multifamily real estate loans.

GPF originates, underwrites, sells and services multifamily real estate loans.

W&D is an Affiliate of GPF that originates, underwrites, sells and services commercial real estate loans, as well as services other third-party real-estate mortgage portfolios.

The GPF Parties and CGL desire to create the Company in order to create a vehicle by which they may aggregate their assets and experience for the purpose of enhancing the business of each of GPF, W&D and CGL.

This Agreement sets forth the terms and conditions upon which the Parties will contribute certain of their assets to the Company in exchange for Company Units and the Parties will each undertake the various transactions that are conditions precedent to the Closing.

Terms and Conditions

NOW, THEREFORE, the Parties, intending to be legally bound hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants contained herein, hereby agree as follows:

1.             Definitions.

For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

“Accounts Receivable” means, as of any date, any trade accounts receivable, notes receivable, bid, performance, lease, utility or other deposits, employee advances and any other miscellaneous receivables of a Party (excluding any employee loans to purchase stock).

“Acquisition Proposal” is defined in Section 7.4.

“Action” is defined in Section 11.5.

“Affiliates” means, with respect to a particular Party, Persons or entities controlling, controlled by or under common control with that Party, as well as any officers and their nuclear family members, directors and their nuclear family members, and majority-owned entities of that Party and of its other

Confidential

Affiliates. For the purposes of the foregoing, ownership, directly or indirectly, of any of the voting stock or other equity interest shall be deemed to constitute control.

“Agency Documents” means, with respect to a Party, all of the Contracts with any Mortgage Program Sponsor including but not limited to (i) any relating to Fannie Mae special pool purchase Contracts, Fannie Mae negotiated Contracts, the Fannie Mae DUS and Negotiated Transaction Programs (including the DUS Agreements), (ii) any relating to the Freddie Mac Program Plus, Freddie Mac Targeted Affordable Housing, and (iii) any relating to the multifamily loan and mortgage backed securities program of HUD and Ginnie Mae, including any terms incorporated by reference, such as the Fannie Mae, Freddie Mac, HUD or Ginnie Mae Guides, Handbooks, Regulations and other announcements, under which such Party originates, services, shares losses or has other obligations with respect to such programs.

“Agreement” means this Agreement, the Exhibits, the GPF Disclosure Letter, the CGL Disclosure Letter and the Company Disclosure Letter.

“Assignment and Assumption Agreements” means those assignment and assumption agreements by and between the Company and each of GPF, W&D and CGL whereby the contributions, assignments and assumptions contemplated by Article 2 shall be consummated, each in substantially the same form as Exhibit A.

“Assumed CGL Liabilities” is defined in Section 2.3(c).

“Assumed GPF Liabilities” is defined in Section 2.3(a).

“Benefit Plan” means, with respect to a Party, all employment, compensation, vacation, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement  plans, programs, arrangements, or employee benefit plans of such Party within the meaning of Section 3(3) of ERISA, sponsored, maintained or contributed to or required to be contributed to by such Party or any ERISA Affiliate and any related or separate Contracts, plans, trusts, programs, policies and arrangements that provide benefits of economic value to any present or, to such Party’s knowledge, former employee of such Party or director, or present or former beneficiary, dependent or assignee of any such present or former employee or director.

“Bond” means a federally tax-exempt or taxable revenue bond issued by a state or local Governmental Body to provide for the financing of housing properties or other programs that allow for the issuance of tax exempt bonds in connection with housing.

“Business” means the entire business, operations and facilities of a Party including the goodwill appurtenant to such business and the furnishing of services to customers thereof.

“Business Day” means any day other than a Saturday or Sunday, or a day on which the banking institutions of the City of New York are authorized or obligated by law or executive order to close.

“CFI” means Column Financial, Inc.

“CFI Backstop Contribution” is defined in Section 7.13.

“CFI Capmark Contribution” is defined in Section 7.14.

“CFI Employee Contribution” is defined in Section 7.12.

“CFI FHA Contribution” is defined in Section 7.15.

“CGL” is defined above in the preamble.

“CGL Actual Losses Contribution” is defined in Section 7.16.

“CGL Actual Losses True-Up Contribution” is defined in Section 7.16.

“CGL Balance Sheet” is defined in Section 5.5.

“CGL Balance Sheet Date” is defined in Section 5.5.

“CGL Closing Balance Sheet” is defined in Section 10.17.

“CGL Closing Certificate” means a certificate of the Chief Executive Officer of CGL to the effect set forth in Sections 9.1, 9.2, 9.7, 9.9, 9.13, 10.1, 10.2, 10.7, 10.10, and 10.16, insofar as such Sections relate to CGL, and such certificate shall be deemed a representation of CGL for the purposes of Article 11.

“CGL Contracts” is defined in Section 5.12(c).

“CGL Disclosure Letter” means any of the disclosures hereto containing information relating to CGL pursuant to Article 5 and other provisions hereof that has been provided to the GPF Parties and the Company on the date hereof.

“CGL Financial Statements” is defined in Section 5.5.

“CGL Real Estate Leases” is defined in Section 5.7(b).

“CGL Required Consents” is defined in Section 5.3.

“CGL Servicing Tape” means CGL’s, or its service provider’s, electronic file (including all tabs displayed therein) identified as “11-30-08 tape 12-8-2008DW.xls” containing financial and collateral mortgage loan terms and characteristics, and other relevant information utilized by CGL in connection with the servicing of the Serviced Loans, in each case as of November 30, 2008 and for each Serviced Loan as to which CGL has Servicing Rights as of November 30, 2008, including for each such Serviced Loan:  (a) the original principal balance, (b) the principal amount outstanding at November 30, 2008, (c) the amount of the escrow and reserves in the custodial accounts, (d) the escrow and reserve payment constants required (each shown separately), (e) the interest rate, if any, paid to borrowers on escrow and reserve balances, (f) the interest rate, (g) the interest only period, if any, (h) the interest rate reset terms and timing, if floating rate, (i) the servicing fee payable to CGL, (j) the amortization term, (k) the loss-sharing levels, loss share percentages, tier and debt service coverage ratios, if a Fannie Mae loan, and (l) the origination date, maturity date, due date, grace period (if any) and other payment terms of each such Serviced Loan, including prepayment limitations, defeasance information, yield maintenance terms and dates, as applicable.

“CGL Unrestricted Cash” shall mean, as of the relevant time of determination, cash that is not restricted in any way; any cash pledged to a Mortgage Program Sponsor or any other Person to secure any liquidity or loss sharing obligations or for other reasons shall be deemed to be restricted for the purposes of this definition.

“Charter Documents” means a Person’s certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

“Claim Notice” is defined in Section 11.3(a).

“Claim Response” is defined in Section 11.3(a).

“Closing” is defined in Section 3.1.

“Closing Certificates” means the GPF Closing Certificate, the CGL Closing Certificate and the Company Closing Certificate delivered at the Closing pursuant to Section 3.2.

“Closing Date” is defined in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committed Loans” means any loans for which a Party has issued a commitment letter to a prospective borrower, but has not yet funded.

“Company” is defined above in the preamble.

“Company Closing Certificate” means a certificate of the Chief Executive Officer of the Company to the effect set forth in Sections 8.1, 8.2, 9.1 and 9.2, insofar as such Sections apply to the Company, and such certificate shall be deemed a representation of the Company for the purposes of Article 11.

“Company Disclosure Letter” means any of the disclosures hereto containing information relating to the Company pursuant to Article 6 and other provisions hereof that has been provided to the GPF Parties and CGL on the date hereof.

“Company Required Consents” is defined in Section 6.3.

“Company Units” means those membership interests of the Company that are designed as “Common Units” in the Operating Agreement.

“Confidential Information” means any confidential or proprietary information or Intellectual Property of a Party, or that of any Affiliate of such Party, that is used in its Business, including personnel information, know-how, data, databases, advertising and marketing plans or systems, distribution and sales methods or systems, sales and profit figures, customer and client lists, customer, client information (including principal contacts, addresses and telephone numbers, purchasing history, demographics, payment information and any other information) and any relationships with customers, clients, suppliers and any other Persons who have, or have had, business dealings with such Party’s Business, but shall not include information that (i) was already in the receiving Party’s or its representatives’ possession prior to the date of receipt of such information, (ii) is or becomes available to the receiving Party or its representatives from a source other than the disclosing Party, provided such source is not known by the receiving Party to be bound by a confidentiality agreement with the disclosing Party prohibiting such disclosure, (iii) is or becomes generally available to the public and/or (iv) was or is independently developed by the receiving Party or its representatives.

“Contingent Claim” is defined in Section 11.7.

“Contract” means any written or oral contract, agreement, lease, instrument, or other document or commitment, arrangement, undertaking, practice or authorization that is binding on any Person or its property under any applicable Law.

“Contributed CGL Assets” is defined in Section 2.1(c).

“Contributed GPF Assets” is defined in Section 2.1(a).

“Copyrights” means any copyrights and registrations and applications therefore, including all renewals and extensions thereof and rights corresponding thereto in both published and unpublished works throughout the world, owned, used or licensed by a Party or held for use by any Affiliate of a Party in connection with the conduct of such Party’s Business.

“Court Order” means any judgment, decree, injunction, order, ruling, writ citation or award of any nature whatsoever of any Governmental Body or other authority that is binding on any Person or its property under applicable Law.

“Custom Software” means any computer software that has been developed or designed for use in the Business of Party.

“Damages” is defined in Section 11.1.

“Deductible Amount” is defined in Section 11.3(d).

“Default” means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise, or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, cancellation, amendment, renegotiation or acceleration or a right to receive damages or a payment of penalties.

“Document File” means, with respect to any Serviced Loan, the legal files maintained by the relevant Party or its service providers with respect to such Serviced Loan (whether such files are maintained in paper based form or electronic form).

“DUS” means Fannie Mae Delegated Underwriting and Servicing.

“DUS Agreements” means, with respect to a Party, the Loss Sharing Agreements, reserve agreements and other agreements entered into by such Party in respect of DUS treatment of the origination, sale or servicing of Serviced Loans.

“Eligible Employee” is defined in Section 7.12.

“Encumbrances” means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environmental Condition” means any condition or circumstance, including a Release or the presence of Hazardous Substances, whether created by a Party or any third party, at or relating to any (a) premises at which the Business of such Party has been conducted by such Party, any Affiliate thereof or any predecessor of any of them, (b) at any property owned, leased or operated at any time by such Party, any Person controlled by such Party or any predecessor of any of them or (c) at any property at which wastes have been deposited or disposed by or at the behest or direction of any of the foregoing that does or could reasonably be expected to (i) require abatement or correction under an Environmental Law, (ii) give rise to any civil or criminal liability on the part of such Party under an Environmental Law, or (iii) create a public or private nuisance.

“Environmental Law” means all Laws and Court Orders relating to pollution or protection of the environment as well as any principles of common law under which a Person may be held liable for the Release or discharge of any Hazardous Substance into the environment.

“Environmental Liability” means any Liability relating to or arising out of any Environmental Condition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to a Party, any Person that, together with such Party, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Excepted Warranties” is defined in Section 11.3(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded CGL Assets” is defined in Section 2.1(d).

“Excluded CGL Liabilities” is defined in Section 2.3(d).

“Excluded GPF Assets” is defined in Section 2.1(b).

“Excluded GPF Liabilities” is defined in Section 2.3(b).

“Expiration Date” is defined in Section 11.4.

“Fannie Mae” means the Federal National Mortgage Association.

“Fannie Mae Business” means, with respect to a Party, the origination, underwriting, credit enhancement, financing, refinancing, loan sale and servicing activities of such Party relating to the Serviced Loans, and the Fannie Mae special pool purchase contracts, negotiated contracts, forward purchase contracts, commitments or pipeline transactions of such Party in respect of the DUS and other multifamily programs of Fannie Mae.

“Fannie Mae Transfer Agreement” means a transfer agreement by and among Fannie Mae, a GPF Party or CGL, as the case may be, and the Company, relating to the assignment to and assumption by the Company of the GPF Party’s or CGL’s, as the case may be, rights and Liabilities relating to the Fannie Mae Business.

“Freddie Mac” means the Federal Home Loan Mortgage Corp.

“Freddie Mac Business” means, with respect to a Party, the origination, underwriting, credit enhancement, debt financing, refinancing, loan sale, and servicing activities of such Party relating to the Serviced Loans, forward purchase contracts, commitments or pipeline transactions of such Party in respect of the Freddie Mac Multifamily Program Plus Seller/Servicer program, the Freddie Mac Targeted Affordable Housing program, and the other multifamily programs of Freddie Mac.

“Freddie Mac Transfer Agreement” means a transfer agreement by and among Freddie Mac, CGL and the Company, relating to the assignment to and assumption by the Company of CGL’s rights and Liabilities relating to the Freddie Mac Business.

“GAAP” means generally accepted U.S. accounting principles.

“Ginnie Mae” means the Government National Mortgage Association.

“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body or other entity and any court, arbitrator or other tribunal).

“Governmental Permits” means any permits, licenses, registrations, certificates of occupancy, approvals, privileges or other authorizations of any nature whatsoever, granted, approved or allowed by any Governmental Body.

“GPF” is defined above in the preamble.

“GPF Actual Losses Contribution” is defined in Section 7.17.

“GPF Balance Sheet” is defined in Section 4.5.

“GPF Balance Sheet Date” is defined in Section 4.5.

“GPF Closing Balance Sheet” is defined in Section 2.4(a).

“GPF Closing Certificate” means a certificate of the Chief Executive Officer of GPF and of the Chief Executive Officer of W&D to the effect set forth in Sections 8.1, 8.2, 8.7, 8.9, 8.11, 10.1, 10.2, 10.8, 10.11, and 10.13 insofar as such Sections apply to the GPF Parties, and such certificate shall be deemed a representation of the GPF Parties for the purposes of Article 11.

“GPF Contracts” is defined in Section 4.12(c).

“GPF Disclosure Letter” means any of the disclosures hereto containing information relating to the GPF Parties pursuant to Article 4 and other provisions hereof that has been provided to the Company and CGL on the date hereof.

“GPF Financial Statements” is defined in Section 4.5.

“GPF Net Working Capital” means, as of the relevant time of determination, (a) the sum of (i) GPF Unrestricted Cash, (ii) any performance, good faith or other deposits received from borrowers to the extent not included in (i), (iii) any cash equivalents of any GPF Party valued at fair market, (iv) all

Accounts Receivable of any GPF Party that are fully-collectible, an obligation of an unrelated party and due within six months, and (v) any prepaid expenses of any GPF Party for a period of no more than six months; less (b) the sum of (i) all accounts payable of any GPF Party due within six months to an unrelated party, (ii) any accrued expenses of any GPF Party for a period of no more than six months and (iii) any performance, good faith or other deposits received from any GPF Party’s borrowers that relate to Contributed GPF Assets; plus (c) the excess, if any, of (i) Loans in Inventory expected to be sold by any GPF Party within 30 days over (ii) any warehouse line of credit or other short term debt obligation used to finance such Loans in Inventory.  For this purpose, “GPF Unrestricted Cash” shall mean, as of the relevant time of determination, any cash of any GPF Party (other than amounts in excess of what is required to satisfy the GPF Net Working Capital Target, which amounts shall not be contributed to the Company pursuant to Section 2.1(a)(i)) that is not restricted in any way; any cash pledged to a Mortgage Program Sponsor or any other Person to secure any liquidity or loss sharing obligations or for other reasons.  The calculation of GPF Net Working Capital shall be prepared in accordance with GAAP, consistent with the principles and conventions adopted in the preparation of the GPF Balance Sheet.

“GPF Net Working Capital Calculation” is defined in Section 2.4(a).

“GPF Net Working Capital Dispute Notice” is defined in Section 2.4(c).

“GPF Net Working Capital Target” is $1.0 million, plus the amount of the GPF Actual Losses Contribution, regardless of whether such contribution is made by GPF.

“GPF Parties” means any of GPF and W&D.

“GPF Post-Closing Payment” is defined in Section 2.4(b).

“GPF Real Estate Leases” is defined in Section 4.7(b).

“GPF Required Consents” is defined in Section 4.3.

“GPF Servicing Tape” means the electronic files of GPF and W&D (including all tabs displayed therein) identified as “WD-GPF Portfolio Servicing Tape as of 11-30-08.xls” containing financial and collateral mortgage loan terms and characteristics, and other relevant information utilized by GPF in connection with the servicing of the Serviced Loans, in each case as of November 30, 2008 and for each Serviced Loan as to which any GPF Party has Servicing Rights as of November 30, 2008, including for each such Serviced Loan: (a) the original principal balance, (b)  the principal amount outstanding at November 30, 2008, (c) the amount of the escrow and reserves in the custodial accounts, (d) the escrow and reserve payment constants required (each shown separately), (e) the interest rate, if any, paid to borrowers on escrow and reserve balances, (f) the interest rate, (g) the interest only period, if any, (h) the interest rate reset terms and timing, if floating rate, (i) the servicing fee payable to GPF, (j) the amortization term, (k) the loss-sharing levels, loss share percentages, tier and debt service coverage ratios, if a Fannie Mae loan, and (l) the origination date, maturity date, due date, grace period (if any) and other payment terms of each such Serviced Loan, including prepayment limitations, defeasance information, yield maintenance terms and dates, as applicable.

“Hazardous Substances” means any toxic, carcinogenic or hazardous gaseous, liquid or solid, material, substance, contaminant or waste that may or could pose a hazard to the environment or human health or safety including (a) any “hazardous substances” as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§9601 et seq., (b) any “extremely hazardous substance,” “hazardous chemical,” or “toxic chemical” as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§11001 et seq., (c) any

“hazardous waste,” as defined under the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq., (d) any “pollutant,” as defined under the federal Water Pollution Control Act, 33 U.S.C. §§1251 et seq., as any of such laws in foregoing clauses (a) through (d) as amended, (e) any material, substance, contaminant or waste, whether gaseous, liquid or solid that is regulated under any Laws or Court Orders that have been or will be enacted, promulgated or issued by any federal, state or local governmental authorities concerning protection of the environment and (f) any asbestos, polychlorinated biphenyls, petroleum, petroleum products and urea formaldehyde and mold.

“HUD” means the United States Department of Housing and Urban Development.

“HUD Assets” is defined in Section 2.1(c)(xiii).

“HUD Business” means with respect to a Party, the origination, financing, refinancing, loan sale, Ginnie Mae Mortgage Backed securities issuance and servicing activities of such Party relating to the Serviced Loans and Contracts with HUD or Ginnie Mae, commitments or pipeline transactions of such Party in respect of the HUD and Ginnie Mae multifamily programs.

“HUD Transfer Agreement” means such agreements, certificates, filings, forms and other documents as are required by HUD, Ginnie Mae or any third party relating to or affecting the assignment to and assumption by the Company of CGL’s rights and Liabilities with respect to the HUD Business or the HUD Assets.

“Indemnification Cap” is defined in Section 11.3(d).

“Indemnified CGL Party” is defined in Section 11.2.

“Indemnified GPF Party” is defined in Section 11.1.

“Indemnified Party” is defined in Section 11.3(a).

“Indemnitor” is defined in Section 11.3(a).

“Independent Firm” is defined in Section 2.4(c).

“Independent GPF Net Working Capital Valuation” is defined in Section 2.4(c).

“Intellectual Property” means any Copyrights, Patents, Trademarks, Internet domain names, technology rights and licenses, Trade Secrets, franchises, Software Products, Custom Software formulae, inventions, invention disclosures, ideas, discoveries, innovations and rights in research and development, and commercially practiced processes and inventions, whether patentable or not in any jurisdiction throughout the world and any other intellectual property or any similar, corresponding or equivalent right to any of the foregoing, owned, used or licensed by a Party or held for use by any Affiliate of a Party in connection with the conduct of such Party’s Business.

“Knowledge,” “to the knowledge of,” or phrases of similar import, with respect to an individual, means an individual shall be deemed to have knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter.

With respect to a Person, other than an individual, “knowledge,” or phrases of similar import, means a Person shall be deemed to have knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, actual knowledge of that fact or other matter.

“Law” means any provision of any constitution, statute, law, treaty, ordinance, regulation, charter  order, rule or guideline of any Governmental Body, including those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters, as well as any applicable principle of common law.

“Liability” means any direct or indirect liability, indebtedness, obligation, expense, debt, claim, loss, damage, deficiency, guaranty or endorsement of any nature, of or by any Person, whether absolute or contingent, known or unknown, secured or unsecured, recourse or non-recourse, filed or unfiled, accrued or unaccrued, due or to become due, or liquidated or unliquidated.

“Liquidated Claim Notice” is defined in Section 11.3(a).

“Litigation” means any lawsuit, action, arbitration, administrative, quasi-administrative or other proceeding, criminal prosecution or investigation or inquiry of any Governmental Body.

“Loans in Inventory” means any loan funded by a Party as of the Closing Date and not yet purchased by an investor.

“Loss Sharing Agreements” means with respect to a Party, the Fannie Mae Loss Sharing Agreements by and between such Party and Fannie Mae (as such agreements may be amended from time to time).

“Material Adverse Effect” means, with respect to a Party, a material and adverse effect, change or development (a) upon the Business, operations, prospects, assets, liabilities, financial condition, value, operating results, cash flow, net worth, reputation or projected profitability of such Party, or (b) adversely affecting the ability of such Party to execute or deliver the Transaction Documents, to perform any of their respective obligations under the Transaction Documents or to consummate any of the transactions contemplated by this Agreement or any other Transaction Document or the ability of Party to receive the full benefit of the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any failure by such Party to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending on or after the date of this Agreement; (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the transactions contemplated by this Agreement; (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the U.S. economy as a whole; (d) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to (i) compliance with the terms of, or the taking of any action required by, this Agreement, (ii) any change in accounting requirements or principles, or the interpretation or enforcement thereof, (iii) actions required to be taken under applicable laws, rules, or regulations, or agreements disclosed in such Party’s Disclosure Letter, (iv) something consented to in writing by the Party’s entitled to consent to such action, or (v) acts of war, terrorism, or other similar material conflict.

“Minor Contracts” means, with respect to a Party, any Contract by which such Party is bound that (a) is not material to such Party’s Business, (b) may be terminated upon 60-days’ notice or less, and (c) involves annual payment of less than $10,000.

“Mortgage” means a mortgage, deed of trust, pledge, or collateral assignment of a property trust beneficiary interest or other instrument creating a Lien on or ownership interest in a Mortgaged Property.

“Mortgage Program Sponsor” means each of Fannie Mae, Freddie Mac, HUD and Ginnie Mae.

“Mortgage Program Sponsors Transfer Agreements” means the Freddie Mac Transfer Agreement, the Fannie Mae Transfer Agreements, and the HUD Transfer Agreement.

“Mortgaged Property” means the underlying property or properties securing any Serviced Loan.

“Non-Assignable CGL Contract” is defined in Section 2.5(b).

“Non-Assignable GPF Contract” is defined in Section 2.5(a).

“Operating Agreement” means the form of Amended and Restated Operating Agreement of the Company, in substantially the same form as Exhibit B.

“Ordinary course” or “ordinary course of business” means, with respect to an action taken by any Party, an action that (a) is consistent in nature, scope and magnitude with the past practices of such Party and is taken in the ordinary course of the normal, day-to-day operations of such Party, (b) does not require authorization by the board of directors or shareholders of such Party (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Party.

“Parties” is defined above in the preamble.

“Party” is defined above in the preamble.

“Patents” means any patents together with any extensions, reexaminations and reissues of such patents, patents of addition, patent applications, divisions, continuations, continuations-in-part, and any subsequent filings in any country or jurisdiction claiming priority therefrom, owned, used or licensed by a Party or held for use by any Affiliate of a Party in connection with the conduct of such Party’s Business.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” means, with respect to a Party, (a) except to the extent identified as an Excluded GPF Liability or an Excluded CGL Liability, Encumbrances for Taxes not yet due and payable, (b) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the ordinary course of business for amounts which are not due and payable and which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on such Party’s Business as currently conducted thereon, (c) Encumbrances arising from zoning ordinances which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on such Party’s Business as currently conducted thereon, and (d) the Encumbrances identified in Section 4.6 of the GPF Disclosure Letter.

“Person” means any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association or any other legal entity of whatever nature.

“Post-Signing CGL Servicing Tape” is defined in Section 7.19(b).

“Post-Signing CGL Financial Statements” is defined in Section 5.5.

“Post-Signing GPF Financial Statements” is defined in Section 4.5.

“Post-Signing GPF Servicing Tape” is defined in Section 7.19(a).

“Pre-Signing CGL Financial Statements” is defined in Section 5.5.

“Pre-Signing GPF Financial Statements” is defined in Section 4.5.

“Prime Rate” means the prime lending rate as announced by the Federal Reserve Bank.

“Real Property” means all rights and interests in or to real property (including any real estate, land, building, condominium, town house or other real property of any nature), including all shares or stock or other ownership interests in cooperative or condominium associations, fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, privileges, hereditaments, appurtenances thereto, rights to access and rights of way, easement or prescriptive right and all Structures, owned by a Party or used in the operation of such Party’s Business, together with any additions thereto or replacements thereof.

“Release” means any release, spill, emission, leaching, leaking, migration, dumping, emptying, pumping, injection, deposit, disposal, discharge or dispersal into the indoor or outdoor environment, or into or out of any property.

“Resolution Period” is defined in Section 11.3(c).

“Response Period” is defined in Section 11.3(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Serviced Loan” means, with respect to a Party, a loan that is secured by a Mortgage on a property or a Bond, in each case, serviced by such Party under any (a) of the mortgage programs of the Mortgage Program Sponsors or (b) other Contracts with a third-party that is not a Mortgage Program Sponsor, or a loan being held by any Party as of the Closing pending sale to a Mortgage Program Sponsor or any other third-party.

“Servicing Rights” means rights to service loans pursuant to agreements with a Mortgage Program Sponsor or Contracts with any third party that is not a Mortgage Program Sponsor.

“Subleases” means those sublease agreements to be entered into by and between the Company and CGL or CFI, as the case may be, for the sublease by the Company of the properties located in Atlanta, Georgia, Plano, Texas and New Orleans, Louisiana as contemplated by the Transition Services Agreement.

“Software Products” means any computer software products which are, or may potentially be, sold, distributed or marketed by a Party, other than “off-the-shelf software,” including all computer operating, security or programming software, that is owned by or licensed to such Party or used, in whole or in part, directly or indirectly, or has been developed or designed for or is in the process of being developed or designed for use, in whole or in part, directly or indirectly, in the conduct of such Party’s

Business of any nature whatsoever, including all systems software, all applications software, whether for general business usage (e.g., accounting, finance, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business usage (e.g., telephone call processing, etc.), and any and all documentation and object and source codes related thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all taxes, duties, charges, fees, levies or other assessments (including any similar obligation to pay, withhold or collect) imposed by any taxing authority including income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

“Termination Date” is defined in Section 3.1.

“Trade Secrets” means any know-how, trade secrets, formulae, specifications, technical information, data, process technology, plans, drawings (including engineering and auto-cad drawings), proprietary information, blue prints and all documentation related to any of the foregoing, owned, used or licensed by a Party, or held for use by any Affiliate of a Party, in connection with the conduct of such Party’s Business, except for any such item that is generally available to the public.

“Trademarks” means any registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks, brand names, certification marks, trade names, logos, trade dress, and all goodwill associated with the foregoing throughout the world and registrations in any jurisdictions of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, owned, used or licensed by a Party or held for use by any Affiliate of such Party in connection with the conduct of such Party’s Business.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreements, the Mortgage Program Sponsors Transfer Agreements, the Operating Agreement, the Transition Services Agreement and the Subleases.

“Transactions” means the contribution of the Contributed GPF Assets and Contributed CGL Assets and the assignment and assumption of the Assumed GPF Liabilities and Assumed CGL Liabilities in exchange for the Company Units to be issued to each of GPF, W&D and CGL, respectively, at the Closing and the other transactions contemplated by the Transaction Documents.

“Transition Services Agreement” means the agreement by which GPF, W&D and CGL will each provide certain services to the Company after the Closing and the Company will provide certain services to GPF, W&D and CGL after the Closing, in substantially the same form as Exhibit C.

“U.S.” means the United States of America.

“Unliquidated Claim” is defined in Section 11.3(a).

“Walnut Creek Lease” means that certain lease dated December 30, 2005, by and among Fidelity Walnut Creek Limited Partnership, CGL and CFI for CGL’s operations located at Two Ygnacio Center, 2033 North Main Street, Walnut Creek, California.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

“W&D” is defined above in the preamble.

2.             Contribution and Exchange.

2.1           Agreement to Contribute and Exchange.

(a)           At the Closing, each of the GPF Parties shall contribute, grant, convey, assign, transfer and deliver to the Company, and the Company shall accept such contributions, grants, conveyances, assignments, transfers and deliveries from such GPF Parties, all right, title and interest of such GPF Party in and to all of such GPF Party’s assets, properties, and rights of every kind, and description, real, personal and mixed, tangible and intangible, wherever situated, constituting or used in its Business on the Closing Date other than the Excluded GPF Assets (the “Contributed GPF Assets”), free and clear of all Encumbrances, other than Permitted Encumbrances, but including the following:

(i)                   all cash and cash equivalents (other than amounts in excess of what is required to satisfy the GPF Net Working Capital Target);

(ii)                  all Accounts Receivable;

(iii)                all fixed assets, furniture, fixtures, and leasehold improvements;

(iv)                all records with respect to suppliers, employees and other aspects of the GPF Business;

(v)                 all Confidential Information;

(vi)                all telephone numbers and facsimile numbers currently used in the GPF Business;

(vii)               all office supplies;

(viii)              all rights under the GPF Real Estate Leases, and any easements, deposits or other rights pertaining thereto, except to the extent specified in Section 2.5;

(ix)                 all rights under the relevant Agency Documents, subject to the execution by the relevant parties of each Mortgage Sponsor Transfer Agreement;

(x)                  all current and future Servicing Rights, subject to the execution by the relevant parties of each Mortgage Sponsor Transfer Agreement, including Servicing Rights to any GPF Loans in Inventory and any loans made by GPF in California pursuant to the Transition Services Agreement;

(xi)                 all revenues and premiums earned, including warehouse net interest income for loans closed by GPF after the Closing Date in California pursuant to the Transition Services Agreement;

(xii)                all rights to fund and close any GPF Committed Loans (other than Committed Loans for properties in California until such time as the Company obtains a valid license to make loans in such state) and all rights to all performance, good faith or other deposits received from borrowers with respect to such Committed Loans (including those received in respect of Committed Loans for properties in California);

(xiii)               all rights under any Governmental Permits, to the extent transferable, except to the extent specified in Section 2.5;

(xiv)               all rights related to any prepaid expenses;

(xv)                all rights under any insurance Contracts; and

(xvi)               all rights and deposits under any Contracts, except to the extent specified in Section 2.5.

(b)           Notwithstanding the foregoing, the Contributed GPF Assets shall not include any of the following (the “Excluded GPF Assets”):

(i)                   the corporate seals, Charter Documents, minute books, partnership books, tax returns, books of account or other records having to do with the organization of any GPF Party;

(ii)                  the rights that accrue or will accrue to any GPF Party under any Transaction Document;

(iii)                 all rights of GPF under that certain Warehousing Credit and Security Agreement dated December 5, 2005, by and between GPF and Bank of America, N.A., a national banking association, as amended, and related documents, and that certain Loan Agreement dated December 27, 2004, by and among GPF, National City Bank of Kentucky and Fleet National Bank, as amended, and related documents;

(iv)                any GPF Loans in Inventory, the transfer of which to the Company shall be governed by the Transition Services Agreement, and until such time as the Company obtains a valid license to make loans in California, all rights to fund and close Committed Loans for properties in such state; or

(v)                 the assets specified on Schedule 2.1(b).

(c)           At the Closing, CGL shall contribute, grant, convey, assign, transfer and deliver to the Company, and the Company shall accept such contributions, grants, conveyances, assignments, transfers and deliveries from CGL, all right, title and interest of CGL in and to all of CGL’s assets, properties, and rights of every kind, and description, real, personal and mixed, tangible and intangible, wherever situated, constituting or used in CGL’s Business on the Closing Date other than the Excluded CGL Assets (the “Contributed CGL Assets”), free and clear of all Encumbrances, other than Permitted Encumbrances, but including the following:

(i)                   $16,821,509, plus, if applicable, the amount of the CGL Actual Losses True-Up Contribution, of CGL Unrestricted Cash, and all cash equivalents;

(ii)                  all Accounts Receivable;

(iii)                all fixed assets, furniture, fixtures, and leasehold improvements;

(iv)                all records with respect to suppliers, employees and other aspects of CGL’s Business;

(v)                 all Confidential Information;

(vi)                all telephone numbers and facsimile numbers currently used in CGL’s Business;

(vii)               all office supplies;

(viii)              all rights under the Walnut Creek Lease and any easements, deposits or other rights pertaining thereto, except to the extent specified in Section 2.5;

(ix)                 all rights under any Governmental Permits, to the extent transferable, except to the extent specified in Section 2.5;

(x)                  all rights under the relevant Agency Documents, subject to the execution by the relevant parties of each Mortgage Sponsor Transfer Agreement;

(xi)                 all current and future Servicing Rights, subject to the execution by the relevant parties of each Mortgage Sponsor Transfer Agreement, including Servicing Rights to any CGL Loans in Inventory;

(xii)                all rights to fund and close any CGL Committed Loans and all performance, good faith or other deposits received from borrowers with respect to such Committed Loans; or

(xiii)               the assets specified on Schedule 2.1(c)(xiii) (the “HUD Assets”), provided that such HUD Assets shall be contributed to the Company at the time set forth in Section 2.1(e) if the HUD Transfer Agreement has not been executed and delivered by all parties thereto at or prior to Closing;

(xiv)               all rights related to any prepaid expenses;

(xv)                all rights under any insurance Contracts; and

(xvi)               all rights and deposits under any Contracts, except to the extent specified in Section 2.5.

(d)           Notwithstanding the foregoing, the Contributed CGL Assets shall not include any of the following (the “Excluded CGL Assets”):

(i)                   the corporate seals, Charter Documents, minute books, limited liability books, tax returns, books of account or other records having to do with the organization of CGL;

(ii)                  the rights that accrue or will accrue to CGL under any Transaction Document;

(iii)                 any CGL Loans in Inventory, the transfer of which to the Company shall be governed by the terms of the Transition Services Agreement; or

(iv)                the assets specified on Schedule 2.1(d).

(e)           Notwithstanding the foregoing, if the HUD Transfer Agreement is not executed and delivered by all parties thereto at or prior to Closing, then the HUD Assets shall governed by Annex C to the Transition Services Agreement; provided that the representations, warranties, covenants and agreements applicable to the HUD Assets contained in this Agreement shall continue to apply to the HUD Assets.

2.2           Issuance of Company Units.

(a)           In consideration of grant, sale, conveyance, assignment, transfer and delivery of the Contributed GPF Assets to the Company and the assumption by the Company of the Assumed GPF Liabilities, at the Closing the Company shall issue 299 Company Units to GPF and 25 Company Units to W&D, free and clear of all Encumbrances.

(b)           In consideration of grant, sale, conveyance, assignment, transfer and delivery of the Contributed CGL Assets to the Company and the assumption by the Company of the Assumed CGL Liabilities, at the Closing the Company shall issue 175 Company Units to CGL, free and clear of all Encumbrances.

2.3           Assumption of Liabilities.

(a)           At the Closing, the Company shall assume and agree to pay, discharge or perform, as appropriate, when due only the Liabilities of the GPF Parties specifically identified below in this subsection (a) (the “Assumed GPF Liabilities”):

(i)                   any Liabilities included in the calculation of the GPF Net Working Capital, but only to the extent and up to the amount included in the final and binding calculation thereof under Section 2.3;

(ii)                  any post-Closing executory obligations under the GPF Contracts;

(iii)                 all Liabilities under the relevant Agency Documents, subject to the execution by the relevant parties of each Mortgage Program Sponsor Transfer Agreement;

(iv)                any post-Closing executory obligations under the GPF Real Estate Leases; and

(v)                 any obligations under any Governmental Permits of any GPF Party.

(b)           Notwithstanding subsection (a) above or any other provision of this Agreement, the Company is not assuming under this Agreement or any other Transaction Document any Liability that is not specifically identified as an Assumed GPF Liability under subsection (a) above, including any of the following (each, an “Excluded GPF Liability”): (i) Liabilities arising out of any Default by any GPF Party of any provision of any Contract; (ii) any Federal, state or local income or other Tax payable by or imposed with respect to any GPF Party’s Business, the Contributed GPF Assets, other properties or operations of any GPF Party, any Affiliate of any GPF Party, or any other party for which any GPF Party might be liable (through law, equity, contract or otherwise), for the period prior to the Closing Date (whether or not such Taxes are due and payable as of or prior to the Closing);  (iii) Liabilities under or in connection with any Excluded GPF Assets; (iv) Liabilities of any GPF Party arising or incurred in connection with the negotiation, preparation and execution of the Transaction Documents and the

Transactions; (v) Liabilities arising from or related to any Contracts of any GPF Party as to which a GPF Required Consent is not obtained by the Closing Date regardless of whether the Company or CGL waive delivery of such GPF Required Consent; (vi) Liabilities to give credits or take other remedial actions for defective goods or services provided by any GPF Party or any of their Affiliates; (vii) Liabilities for money borrowed; (viii) Liabilities of any GPF Party or any of their Affiliates based upon an act or omission of such Person prior to the Closing; (ix) Environmental Liabilities of any GPF Party or any of their Affiliates; (x) Liabilities of any GPF Party or any of their Affiliates relating to any grievance or other claim brought by any current or former employee, member, manager, partner, equity holder or director of any GPF Party or any of their Affiliates or an unrelated third-party (including Governmental Bodies) in respect of any circumstance, condition, occurrence, act or omission occurring on or before the Closing Date; and (xi) any other Liabilities of any GPF Party or any of their Affiliates, regardless of when made or asserted, that are not specifically assumed hereunder.

(c)           At the Closing, the Company shall assume and agree to pay, discharge or perform, as appropriate, when due only the Liabilities of CGL specifically identified below in this subsection (c) (the “Assumed CGL Liabilities”):

(i)                   any Liabilities included set forth on the CGL Closing Balance Sheet, but only to the extent and up to the amounts set forth thereon;

(ii)                  any post-Closing executory obligations under the CGL Contracts;

(iii)                 all Liabilities under the relevant Agency Documents, subject to the execution by the relevant parties of each Mortgage Program Sponsor Transfer Agreement;

(iv)                any post-Closing executory obligations under the Walnut Creek Lease; and

(v)                 all obligations under any Governmental Permits of CGL.

(d)           Notwithstanding subsection (c) above or any other provision of this Agreement, the Company is not assuming under this Agreement or any other Transaction Document any Liability that is not specifically identified as an Assumed CGL Liability under subsection (c) above, including any of the following (each, an “Excluded CGL Liability”): (i) Liabilities arising out of any Default by CGL or any of its Affiliates of any provision of any Contract; (ii) any Federal, state or local income or other Tax payable by or imposed with respect to the Business of CGL, the Contributed CGL Assets, or other properties or operations of CGL, any Affiliate of CGL; or any other party for which CGL might be liable (through law, equity, contract or otherwise), for the period prior to the Closing Date (whether or not such Taxes are due and payable as of or prior to the Closing); (iii) Liabilities under or in connection with any Excluded CGL Assets; (iv) Liabilities arising prior to the Closing Date or as a result of the Closing for severance, bonuses or any other form of compensation to any employees, agents or independent contractors of CGL, whether or not employed by the Company after the Closing and whether or not arising or under any applicable Law, CGL Benefit Plan or other arrangement with respect thereto; (v) any Liability related to the WARN Act or similar applicable Law, any labor dispute, unfair labor practice, collective bargaining agreement or negotiations undertaken by CGL or any Affiliate thereof with respect to the foregoing; (vi) Liabilities of CGL arising or incurred in connection with the negotiation, preparation and execution of the Transaction Documents and the Transactions; (vii) Liabilities arising from or related to any Contracts of CGL as to which a CGL Required Consent is not obtained by the Closing Date regardless of whether the Company or any GPF Party waives delivery of such CGL Required Consent; (viii) Liabilities to give credits or take other remedial actions for defective goods or services provided by CGL or any of its Affiliates; (ix) Liabilities for money borrowed; (x) Liability of

CGL or any of its Affiliates based upon an act or omission of such Person prior to the Closing; (xi) Environmental Liabilities of CGL; (xii) Liabilities of CGL or any of its Affiliates relating to any grievance or other claim brought by any current or former employee, member, manager, partner, equity holder or director of CGL or its Affiliates or an unrelated third party (including Governmental Bodies) in respect of any circumstance, condition, occurrence, act or omission occurring on or before the Closing Date; (xiii) any payables or expenses of CGL not set forth on the CGL Closing Balance Sheet, or any amounts in excess of the amounts set forth on the CGL Closing Balance Sheet; (xiv) any Liabilities related to CGL’s treatment of individuals not categorized by CGL as its employees, but who are providing or have provided services to CGL; and (xv) any other Liabilities of CGL or its Affiliates, regardless of when made or asserted, that are not specifically assumed hereunder.

2.4           Post-Closing True-ups.

(a)           Within 15 days after the Closing Date, the GPF Parties shall prepare, or cause to be prepared, and delivered to the Company and CGL a consolidated balance sheet of the GPF Parties immediately prior to Closing (the “GPF Closing Balance Sheet”).  In connection with the preparation of the GPF Closing Balance Sheet, the GPF Parties shall calculate the value of the GPF Net Working Capital immediately prior to Closing (the “GPF Net Working Capital Calculation”).

(b)           Within 10 days after the date upon which the GPF Closing Balance Sheet and GPF Net Working Capital Calculation are delivered to the Company and CGL, or, in the alternative, within 20 days after the final resolution of any dispute of the GPF Net Working Capital Calculation, the GPF Parties shall pay to the Company the amount, if any, by which the GPF Net Working Capital is less than the GPF Net Working Capital Target (the “GPF Post-Closing Payment”) by wire transfer of immediately available funds pursuant to wire transfer instructions provided to the GPF Parties by the Company in writing.

(c)           CGL may dispute the GPF Net Working Capital Calculation in the manner provided for in this subsection (f).  Within 10 days after CGL’s receipt of the GPF Closing Balance Sheet, CGL shall give the GPF Parties notice of its disagreement with the GPF Net Working Capital Calculation (the “GPF Net Working Capital Dispute Notice”), and such notice shall specify in detail the nature of the disagreement.  During the 20 days after the day on which any GPF Net Working Capital Dispute Notice is given, the GPF Parties and CGL shall attempt to resolve such dispute.  If they fail to reach a written agreement regarding the dispute, CGL shall refer the matter to a firm of certified independent accountants that is approved by GPF (the “Independent Firm”), and request the Independent Firm to also determine the GPF Net Working Capital (the “Independent GPF Net Working Capital Valuation”).  CGL and GPF shall be entitled to have their respective independent accountants or other representatives observe the Independent Firm’s methods of calculation and other activities in determining the Independent GPF Net Working Capital Valuation.  In no event shall the GPF Net Working Capital, as calculated by the Independent Firm, be more than the GPF Parties’ calculation of the GPF Net Working Capital, nor less than the GPF Net Working Capital as calculated by CGL.  CGL shall give the GPF Parties prompt notice of the results of the Independent GPF Net Working Capital Valuation.  The GPF Net Working Capital computed by the Independent Firm shall be the final and binding GPF Net Working Capital for the purposes of determining the GPF Post-Closing Payment.  CGL shall pay the fees and expenses of the Independent Firm with respect to the Independent GPF Net Working Capital Valuation unless the Independent GPF Net Working Capital Valuation changes the amount of the GPF Net Working Capital as determined by the GPF Net Working Capital Calculation by more than 15%, in which case the GPF Parties shall pay such fees and expenses (such fees and expenses to be paid 92.3% by GPF and 7.7% by W&D).

(d)           Any rights accruing to any Party under this Section 2.4 shall be in addition to and independent of the rights to indemnification under Article 11 and any payments made to any Party under this Section 2.4 shall not be subject to the requirements of Article 11.

2.5           Consent of Third Parties.

(a)           Nothing in this Agreement shall be construed as an attempt by any GPF Party to assign to the Company pursuant to this Agreement any Contract, Governmental Permit, franchise, claim or asset included in the Contributed GPF Assets that is by its terms or by Law nonassignable without the consent of any other party or parties thereto, unless such consent or approval shall have been given, or as to which all the remedies for the enforcement thereof available to any GPF Party would not by Law pass to the Company as an incident of the assignments provided for by this Agreement (a “Non-Assignable GPF Contract”).  To the extent that any GPF Required Consent in respect of, or a novation of, a Non-Assignable GPF Contract shall not have been obtained on or before the Closing Date, CGL and the Company may elect to proceed with the Closing, in which case, the GPF Parties shall continue to use best reasonable efforts to obtain any such GPF Required Consent or novation after the Closing Date until such time as it shall have been obtained, and the GPF Parties shall cooperate with the Company in any economically feasible arrangement to provide that the Company shall receive the interest of any GPF Party in the benefits under such Non-Assignable GPF Contract, including performance by the relevant GPF Party as agent if economically feasible; provided that the Company shall undertake to pay or satisfy the corresponding Liabilities under the terms of such Non-Assignable GPF Contract to the extent that the Company would have been responsible therefor if such consent or approval had been obtained.  Each GPF Party shall pay and discharge, and shall indemnify and hold harmless the Company and its Affiliates from and against, any and all out-of-pocket costs of seeking to obtain or obtaining any such GPF Required Consent whether before or after the Closing Date.  Nothing contained in this Section 2.5 or elsewhere in this Agreement shall be deemed a waiver by the Company of its right to have received on the Closing Date an effective assignment of all of the Contributed GPF Assets or of the covenant of any GPF Party to obtain all of GPF Required Consents, nor shall this Section 2.5 or any other provision of this Agreement be deemed to constitute an agreement to exclude from the Contributed GPF Assets any Contracts as to which a GPF Required Consent may be necessary.

(b)           Nothing in this Agreement shall be construed as an attempt by CGL to assign to the Company pursuant to this Agreement any Contract, Governmental Permit, franchise, claim or asset included in the Contributed CGL Assets that is by its terms or by Law nonassignable without the consent of any other party or parties thereto, unless such consent or approval shall have been given, or as to which all the remedies for the enforcement thereof available to CGL would not by Law pass to the Company as an incident of the assignments provided for by this Agreement (a “Non-Assignable CGL Contract”).  To the extent that any CGL Required Consent in respect of, or a novation of, a Non-Assignable CGL Contract shall not have been obtained on or before the Closing Date, the GPF Parties and the Company may elect to proceed with the Closing, in which case, CGL shall continue to use best reasonable efforts to obtain any such CGL Required Consent or novation after the Closing Date until such time as it shall have been obtained, and CGL shall cooperate with the Company in any economically feasible arrangement to provide that the Company shall receive the interest of CGL in the benefits under such Non-Assignable CGL Contract, including performance by CGL agent if economically feasible; provided that the Company shall undertake to pay or satisfy the corresponding Liabilities under the terms of such Non-Assignable CGL Contract to the extent that the Company would have been responsible therefor if such consent or approval had been obtained.  CGL shall pay and discharge, and shall indemnify and hold harmless the Company and its Affiliates from and against, any and all out-of-pocket costs of seeking to obtain or obtaining any such CGL Required Consent whether before or after the Closing Date.  Nothing contained in this Section 2.5 or elsewhere in this Agreement shall be deemed a waiver by the Company of its right to have received on the Closing Date an effective assignment of all of the Contributed CGL Assets or of the covenant of CGL to obtain all of CGL Required Consents, nor shall this Section 2.5 or any other provision of this Agreement be deemed to constitute an agreement to exclude from the Contributed CGL Assets any Contracts as to which a CGL Required Consent may be necessary.

3.             Closing; Effective Date.

3.1           Location, Date.  The closing for the Transactions (the “Closing”) shall be held at the offices of Morgan, Lewis & Bockius LLP in Washington, D.C., at 5:00 p.m. (local time) on the date on which there has been a satisfaction or waiver of the conditions to the consummation of the Transactions set forth in Articles 8, 9, and 10, but in any event not later than January 30, 2009 (the “Termination Date”), unless the Parties agree in writing to another date or place.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

3.2           Deliveries.  At the Closing, subject to the terms and conditions contained herein:

(a)           the GPF Parties shall deliver to each of the Company and CGL the following items:

(i)                   duly executed counterparts to the Transaction Documents to which any GPF Party is a party;

(ii)                  those items that any GPF Party is required to deliver as a condition precedent to the Closing of the Transactions pursuant to Article 9;

(iii)                 the GPF Closing Certificate;

(iv)                [Reserved];

(v)                 those GPF Required Consents (or in lieu thereof waivers) set forth on Schedule 3.2(a)(v).  Such GPF Required Consents (or in lieu thereof, waivers) shall (A) be in form and substance reasonably satisfactory to CGL, (B) not be subject to the satisfaction of any condition that has not been satisfied or waived, and (C) be in full force and effect; and

(vi)                such other instruments of conveyance and transfer, in form reasonably satisfactory to CGL and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, the Company all of any GPF Party’s right, title and interest in and to the Contributed GPF Assets.  Simultaneously with such deliveries, all such steps will be taken by any GPF Party as may be required to put the Company in actual possession and operating control of the Contributed GPF Assets.

(b)           CGL shall deliver to each of the GPF Parties and the Company the following items:

(i)                   duly executed counterparts to the Transaction Documents to which it is a party, other than the HUD Transfer Agreement, which may be executed after the Closing;

(ii)                  those items that CGL is required to deliver as a condition precedent to the Closing of the Transactions pursuant to Article 8;

(iii)                 the CGL Closing Certificate;

(iv)                executed releases of any Encumbrance identified on Section 5.6 of the CGL Disclosure Letter in forms reasonably satisfactory to GPF;

(v)                 those CGL Required Consents (or in lieu thereof waivers) set forth on Schedule 3.2(b)(v).  Such CGL Required Consents (or in lieu thereof, waivers) shall (A) be in form and substance reasonably satisfactory to GPF, (B) not be subject to the satisfaction of any condition that has not been satisfied or waived, and (C) be in full force and effect; and

(vi)                such other instruments of conveyance and transfer, in form reasonably satisfactory to GPF and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, the Company all of CGL’s right, title and interest in and to the Contributed CGL Assets.  Simultaneously with such deliveries, all such steps will be taken by CGL as may be required to put the Company in actual possession and operating control of the Contributed CGL Assets.

(c)           The Company shall deliver to each of CGL and the GPF Parties the following items:

(i)                   duly executed counterparts to the Transaction Documents to which it is a party, other than the HUD Transfer Agreement, which may be executed after Closing;

(ii)                  those items that the Company is required to deliver as a condition precedent to the Closing of the Transactions pursuant to Article 10;

(iii)                the Company Closing Certificate; and

(iv)                those Company Required Consents (or in lieu thereof waivers) set forth on Schedule 3.2(c)(iv).  Such Company Required Consents (or in lieu thereof, waivers) shall (A) be in form and substance reasonably satisfactory to each of GPF and CGL, (B) not be subject to the satisfaction of any condition that has not been satisfied or waived, and (C) be in full force and effect.

(d)           The Parties shall also deliver to each other the respective agreements, legal opinions and other documents and instruments in addition to good standing certificates, certified resolutions, cross receipts and such other items as may be reasonably requested.

4.             Representations and Warranties with Respect to the GPF Parties.

The GPF Parties hereby, jointly and severally, represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

4.1           Corporate Status.

(a)           GPF is a limited partnership duly formed, validly existing and in good standing under the Laws of the jurisdiction in which it was formed and is duly qualified or licensed to do business as a foreign entity in any jurisdiction where the ownership of any of its assets or the conduct of its Business would require it to be so qualified or licensed, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.  The Charter Documents and bylaws of GPF that have been delivered to CGL as of the date hereof are effective under applicable Laws and are current, correct and complete.

(b)           W&D is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was incorporated and is duly qualified or licensed to do business as a foreign corporation in any jurisdiction where the ownership of any of its assets or the conduct of its Business would require it to be so qualified or licensed, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.  The Charter Documents and bylaws of W&D that have been delivered to CGL as of the date hereof are effective under applicable Laws and are current, correct and complete.

4.2           Authorization.

(a)           GPF has the requisite power and authority to (i) own the Contributed GPF Assets, (ii) carry on its Business, (iii) execute and deliver the Transaction Documents to which it is or will be a party, (iv) perform the Transactions performed or to be performed by it, and (v) satisfy or perform, as the case may be, its obligations under those Transaction Documents to which it is or will be a party. Such execution, delivery and performance by GPF has been, or upon their execution and delivery will be, duly authorized by all necessary limited partnership action.  Each Transaction Document executed and delivered by GPF has been, or upon their execution and delivery will be, duly executed and delivered by GPF and constitutes a valid and binding obligation of GPF, enforceable against GPF in accordance with its terms, except as such enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws or general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of Law governing specific performance, injunctive relief or other equitable remedies.

(b)           W&D has the requisite power and authority to (i) own or use its assets, as the case may be, (ii) carry on its Business, (iii) execute and deliver the Transaction Documents to which it is or will be a party, (iv) perform the Transactions performed or to be performed by it, and (v) satisfy or perform, as the case may be, its obligations under those Transaction Documents to which it is or will be a party.  Such execution, delivery and performance by W&D has been, or upon their execution and delivery will be, duly authorized by all necessary corporate action.  Each Transaction Document executed and delivered by W&D has been, or upon their execution and delivery will be, duly executed and delivered by W&D and constitutes a valid and binding obligation of W&D, enforceable against W&D in accordance with its terms, except as such enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws or general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of Law governing specific performance, injunctive relief or other equitable remedies.

4.3           Consents and Approvals.  Except for any notices, filings, consents or approvals specified in Section 4.3 of the GPF Disclosure Letter (collectively the “GPF Required Consents”), neither the execution and delivery by any GPF Party of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by any GPF Party, require any notice filing, consent, renegotiation or approval, constitute a Default, cause any payment obligation to arise under (a) any Law or Court Order to which any GPF Party is subject, (b) the Charter Documents or bylaws of any GPF Party, if not a natural Person, or (c) any Contract, Governmental Permit or other document to which any GPF Party is a party or by which the properties or other assets of any GPF Party may be bound.

4.4           Stock Ownership.  The record owners of all of the issued and outstanding limited partnership interests of GPF and the outstanding stock of W&D are as set forth on Section 4.4 of the GPF Disclosure Letter.

4.5           Financial Statements.  The GPF Parties have delivered to CGL correct and complete copies of the following (a) audited Consolidated and Combined Financial Statements of Walker & Dunlop, Inc. and Affiliates as of and for the years ended December 31, 2005, 2006 and 2007, which include the Consolidating and Combining Balance Sheets as of December 31, 2005, 2006 and 2007 and the Consolidating and Combining Statements of Income for the years ended December 31, 2005, 2006 and 2007 of several companies including the GPF Parties, and (b) unaudited Consolidated and Combined Financial Statements of Walker & Dunlop, Inc. and its Affiliates as of and for the eleven-month period ended November 30, 2008, which include the Consolidating and Combining Balance Sheet as of November 30, 2008 and the Consolidating and Combining Statement of Income for the eleven-month period ended November 30, 2008 of several companies including the GPF Parties (the financial statements referred to in clauses (a) and (b) are collectively referred to herein as the “Pre-Signing GPF Financial Statements”).  Complete and correct copies of the Pre-Signing GPF Financial Statements are attached hereto as Section 4.5 of the GPF Disclosure Letter.  The Pre-Signing GPF Financial Statements are, and those financial records of the GPF Parties delivered to CGL after the date hereof pursuant to Section 7.20 (the “Post-Signing GPF Financial Statements”) will be consistent in all material respects with the books and records of the GPF Parties, and there have not been or will not be any material transactions that have not been or will not be recorded in the accounting records underlying such financial statements.  The Pre-Signing GPF Financial Statements and the Post-Signing GPF Financial Statements are referred to herein, together, as the “GPF Financial Statements.” The portions of the Consolidating and Combining Statements of Income relating to the GPF Parties included in the Pre-Signing GPF Financial Statements present, and the Post-Signing GPF Financial Statements will present, accurately in all material respects the results of operation of the Business of the GPF Parties for the periods indicated thereon and the portions of the Consolidating and Combining Balance Sheets relating to the GPF Parties included in the Pre-Signing GPF Financial Statements present, and the Post-Signing GPF Financial Statements will present, accurately in all material respects the financial position and assets and liabilities of the GPF Parties as of the dates thereof, subject to normal recurring year-end adjustments and the absence of notes in the case of unaudited GPF Financial Statements.  The Pre-Signing GPF Financial Statements have been, and the Post-Signing GPF Financial Statements will be, prepared in accordance with GAAP consistently applied.  The unaudited Pre-Signing GPF Financial Statements are, and the Post-Signing GPF Financial Statements will be, consistent with the audited financial statements of the GPF Parties.  The balance sheet of the GPF Parties as of November 30, 2008 that is included in the GPF Financial Statements is referred to herein as the “GPF Balance Sheet,” and the date thereof is referred to as the “GPF Balance Sheet Date.”

4.6           Title to Contributed GPF Assets and Related Matters.  Except as otherwise set forth in Sections 4.7 or 4.14, a GPF Party has good title to, valid leasehold interests in or valid licenses to use, all of the Contributed GPF Assets, free from any Encumbrances, other than Permitted Encumbrances.  The Contributed GPF Assets constitute all of the material assets, rights and services required for the continued administration of the GPF Servicing Rights by the Company.  Except for the Excluded GPF Assets, there are no assets or properties that are material to the operation of the Business of any GPF Party that are owned by any Person other than a GPF Party that will not be licensed or leased to the Company under valid, current license arrangements or leases.

4.7           Real Property.

(a)           No GPF Party owns any Real Property.

(b)           Each Contract by which any GPF Party occupies or uses any Real Property (the “GPF Real Estate Leases”) is in full force and effect and no GPF Party nor, to any GPF Party’s knowledge, the landlord under any such GPF Real Estate Leases is in material Default thereunder.  Current, correct and complete copies of the GPF Real Estate Leases have been previously delivered to CGL.

(c)           To the knowledge of each GPF Party, each GPF Party has good and valid rights of physical and legal ingress and egress to and from the Real Property occupied or used by it from and to the public systems for all usual street, road and utility purposes and no conditions exist that would result in the termination of such ingress and egress.

(d)           The occupation or use by any GPF Party of the Real Property occupied or used by it is in material compliance with all applicable Laws.

4.8           Accounts Receivable.  The Accounts Receivable included in the Contributed GPF Assets are bona fide Accounts Receivable created in the ordinary course of any GPF Party’s Business.  Except as noted on Section 4.8 of the GPF Disclosure Letter, to any GPF Party’s knowledge, all of the Accounts Receivable included in the Contributed GPF Assets are collectible within six months from the respective dates of sale, net of any reserves specified in the GPF Balance Sheet.  Section 4.8 of the GPF Disclosure Letter contains a complete and accurate list of all Accounts Receivable included in the Contributed GPF Assets and sets forth the aging of each such Account Receivable as of December 31, 2008.  To the knowledge of any GPF Party, there are no facts or circumstances (other than general conditions affecting the U.S. economy or any GPF Party’s industry and not disproportionately affecting such GPF Party) that are likely to result in any increase in the uncollectibility of such Accounts Receivable.

4.9           Serviced Loans.

(a)           Section 4.9(a) of the GPF Disclosure Letter sets forth a list of any GPF Party’s Serviced Loans as of November 30, 2008.

(b)           GPF or W&D is, and will be, the sole legal, beneficial, equitable and record owner and holder of the Servicing Rights in respect of any GPF Party Serviced Loans, free and clear of any Encumbrances (other than Permitted Encumbrances and a security interest in favor of Bank of America with respect to the servicing proceeds paid to GPF).

(c)           The Document File maintained by the applicable GPF Party (or readily available to any GPF Party) for each Serviced Loan of any GPF Party contains, or will contain, in all material respects, an original or a complete and correct copy of each of the financing documents that are required to be contained in such Document File in accordance with such GPF Party’s underwriting policies in effect at the time of the origination of the applicable Serviced Loan, and none of such financing documents relating to any GPF Party’s Serviced Loan has, or will have, in any material respects, been satisfied, canceled, rescinded, or subordinated in any respect by any GPF Party, nor has any GPF Party waived, nor will it waive, any material rights thereunder except as reflected in the Document File relating to such Serviced Loan.

(d)           Except as set forth on Section 4.9(d) of the GPF Disclosure Letter, no borrower is, or will be prior to Closing, delinquent by more than 30 days in the payment of any material amounts due under any GPF Party’s Serviced Loan.

(e)           Except as set forth on Section 4.9(e) of the GPF Disclosure Letter, none of the GPF Party Serviced Loans are, or will be prior to Closing, in foreclosure.

(f)            To the knowledge of any GPF Party, the Serviced Loans listed on Section 4.9(a) of the GPF Disclosure Letter and those loans closed by GPF after the date hereof (i) conformed, or will conform, in all material respects, at the time such Serviced Loan was originated, to the applicable Agency Documents or any other Contracts by which a Serviced Loan was originated and applicable Law, in each case, as to the date it was originated, except as otherwise noted, and (ii) have been, or will be, serviced by the relevant GPF Party substantially in accordance with the applicable Agency Documents or any other Contracts by which a Serviced Loan is serviced and applicable Law, except as otherwise noted.

(g)           The unpaid principal balance per the GPF Servicing Tape as of the last day of the month immediately preceding the Closing Date shall be greater than $4.68 billion.

(h)           Each GPF Party has made available to CGL a complete and correct copy of its Servicing Tape. The information contained in the GPF Servicing Tape is, and the information contained in the Post-Signing GPF Servicing Tape shall be, complete and correct in all material respects as of the applicable dates for such information set forth in the applicable clauses of the definition of “GPF Servicing Tape” with respect to each Serviced Loan of any GPF Party as of such applicable dates. The GPF Servicing Tape contains, and the Post-Signing GPF Servicing Tape shall contain, all of the information listed in the clauses of the definition of “GPF Servicing Tape” with respect to each Serviced Loan of any GPF Party as of the applicable dates.

(i)            The information contained in the GPF Servicing Tape shall be deemed to be disclosed to CGL and, to the extent the GPF Servicing Tape contains information that should have been but was not disclosed on Section 4.9 of the GPF Disclosure Letter, such information shall be deemed to be incorporated by reference into Section 4.9 of the GPF Disclosure Letter and CGL shall have no rights under Article 11 with respect thereto.

4.10         Liabilities.  None of the GPF Parties have any Liabilities, other than (a) as specified on Section 4.10 of the GPF Disclosure Letter, (b) as specified in the GPF Balance Sheet (except as heretofore paid or discharged), (c) as incurred in the ordinary course since the GPF Balance Sheet Date that, individually or in the aggregate, are not material to the Business of any GPF Party, or (d) those created pursuant to this Agreement.

4.11         Legal Proceedings and Compliance with Law.

(a)           Except as set forth on Section 4.11(a) of the GPF Disclosure Letter, there is no Litigation that is pending or, to any GPF Party’s knowledge, threatened against any GPF Party or any of its Affiliates (i) against or involving, directly or indirectly, the Business of any GPF Party or the Contributed GPF Assets, which, if adversely determined against such GPF Party would not reasonably be expected to have a Material Adverse Effect, or (ii) seeking to prevent or challenge any of the Transactions.  Since January 1, 2004, there has been no material Default under any Laws, applicable to the Business of any GPF Party or any Contributed GPF Asset and none of the GPF Parties nor any of its Affiliates has received any written notices, or to the knowledge of the GPF Parties, any oral notice from any Governmental Body since January 1, 2004, regarding any alleged Defaults applicable to the Business of any GPF Party or any Contributed GPF Asset under any Law.  Since January 1, 2004, there has been no material Default with respect to any Court Order applicable to the Business of any GPF Party or any Contributed GPF Asset.

(b)           Without limiting the generality of Section 4.11(a) of the GPF Disclosure Letter, except as described in Section 4.11(b) of the GPF Disclosure Letter, to the knowledge of any GPF Party, there has not been any Environmental Condition (i) at the premises at which the Business of any GPF Party has been conducted by any GPF Party or any Affiliate thereof or any predecessor of either of them, (ii) at any Real Property owned, leased or operated at any time by any GPF Party, any Person controlled by any GPF Party or any predecessor of any of them, or (iii) at any property at which wastes have been deposited or disposed by or at the behest or direction of any of the foregoing, except any Environmental Condition which would not reasonably be expected to have a Material Adverse Effect, nor has any GPF Party received written notice of any such Environmental Condition.

(c)           Each GPF Party has obtained and is in material compliance with all Governmental Permits relating to its Business or any Contributed GPF Asset, all of which are listed in Section 4.11(c) of the GPF Disclosure Letter along with their respective expiration dates, that are required for the complete operation of its Business as currently operated.  All of such Governmental Permits are currently valid and in full force and a GPF Party has filed such timely and complete renewal applications as may be required with respect to such Governmental Permits.  To the knowledge of any GPF Party, no revocation, cancellation or withdrawal thereof has been threatened.

(d)           Section 4.11(d) of the GPF Disclosure Letter sets forth all reviews and audits conducted by any Governmental Body or Mortgage Program Sponsor with respect to any GPF Party or, to the extent relating to the Business of the GPF Parties or any Contributed GPF Asset or Assumed GPF Liability, any of their Affiliates, in each case, since January 1, 2004.

4.12         Contracts.

(a)           Section 4.12 of the GPF Disclosure Letter lists all Contracts of the following types to which any GPF Party is a party or by which it or a Contributed GPF Asset or Assumed GPF Liability is bound, except for Minor Contracts:

(i)                   Contracts with any present or former member, manager, officer, employee, partner or consultant of any GPF Party or any Affiliate thereof;

(ii)                  Contracts with any Mortgage Program Sponsor or Governmental Body;

(iii)                 any servicing or management Contract or consultancy Contract;

(iv)                Contracts for the future purchase of, or payment for, supplies or products, the performance of services by a third party;

(v)                 Contracts for the lease of any personal property, vehicles or other assets used in any GPF Party’s Business;

(vi)                Contracts to sell or supply products or to perform services;

(vii)               Contracts to lease to or to operate for any other party any real or personal property;

(viii)              any notes, debentures, bonds, conditional sale Contracts, equipment trust Contracts, letter of credit agreements, reimbursement Contracts, loan Contracts or other Contracts for the borrowing or lending of money (excluding loans to or from officers, directors, partners, stockholders or Affiliates of any GPF Party or any members of their immediate families), Contracts or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;

(ix)                 Contracts for any capital expenditure or leasehold improvements;

(x)                  any Contracts under which any Encumbrances exist;

(xi)                 any other Contract material to the operation of any GPF Party’s Business; and

(xii)                any other Contracts (other than Minor Contracts and those described in any of clauses (i) through (xi) above) not made in the ordinary course of business.

(b)           The GPF Parties have delivered to CGL complete and correct copies of all written Contracts of any GPF Party (other than such Contracts which are Excluded GPF Assets), together with all amendments, supplements or modifications thereto, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth on Section 4.12 of the GPF Disclosure Letter.

(c)           The Contracts listed on Section 4.12 of the GPF Disclosure Letter and the Minor Contracts excluded from Section 4.12 of the GPF Disclosure Letter are referred to herein as the “GPF Contracts.”  No GPF Party is in Default under any GPF Contracts (including any Real Estate Leases and Non-Real Estate Leases).  No GPF Party has received any communication from, or given any communication to, any other party indicating that any GPF Party or such other party, as the case may be, is in Default under any GPF Contract.  To the knowledge of any GPF Party, (i) none of the other parties in any such GPF Contract is in Default thereunder and (ii) each such GPF Contract is enforceable against any other parties thereto in accordance with terms thereof, except as such enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of Law governing specific performance, injunctive relief or other equitable remedies.  There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid or payable to any GPF Party under current or contemplated Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and, to any GPF Party’s knowledge, no such Person has made any demand for such negotiation.

4.13         Insurance.  Section 4.13 of the GPF Disclosure Letter lists all policies or binders of insurance held by or on behalf of any GPF Party, specifying with respect to each policy the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number and any pending claims thereunder.  There is no material Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder.  No GPF Party has received written notice, nor to the knowledge of the GPF Parties, oral notice of non-renewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by any GPF Party.

4.14         Intellectual Property.

(a)           Employees.

(i)                   To the knowledge of any GPF Party, none of the employees or consultants of any GPF Party or any Affiliate thereof is subject to any contractual or legal restrictions that might interfere with the use of his or her best efforts to promote the interests of any GPF Party.  To the knowledge of any GPF Party, no employee of any GPF Party or Affiliate thereof has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his or her work  to anyone other than a GPF Party.  Section 4.14(a)(i) of the GPF Disclosure Letter lists all Contracts between or among any GPF Party, any employee thereof and a third party that imparts or that imparted an obligation of noncompetition, secrecy, confidentiality or non-disclosure upon any GPF Party, any employee thereof or any third party.

(ii)                  To the knowledge of any GPF Party, no employee or consultant of any of any GPF Party or any Affiliate thereof (A) has used any other Persons’ Confidential Information in the course of his or her work, other than such borrower information as is properly used in the ordinary course of its business, or (B) is, or is currently expected to be, in Default under any term of any Contract relating to any GPF Party’s Confidential Information.

(b)           Know-How Necessary for the Business.

(i)                   The Intellectual Property included in the Contributed GPF Assets constitutes all of the Intellectual Property that is necessary for the operation of any GPF Party’s Business as operated by any GPF Party and their Affiliates during the past 12 months, other than Intellectual Property contained in the Excluded GPF Assets, if any.  Each GPF Party is the owner of all right, title and interest in and to each item of Intellectual Property owned by it that is included in the Contributed GPF Assets.  In the case of licensed Intellectual Property, each GPF Party has, to any GPF Party’s knowledge, obtained all licenses necessary to freely use and commercially exploit the Intellectual Property used by it that is included in the Contributed GPF Assets, free and clear of any Encumbrances.  To the knowledge of any GPF Party, each GPF Party has the right to use all of the Intellectual Property used by it that is included in the Contributed GPF Assets without payment to a third party.

(ii)                  Set forth in Section 4.14(b)(ii) of the GPF Disclosure Letter is a complete and correct list of all URLs that are Contributed GPF Assets.

(iii)                 To the knowledge of any GPF Party, none of its Intellectual Property that is a Contributed GPF Asset is infringed or has been challenged or threatened in any way.  To the knowledge of any GPF Party it does not infringe, nor has it been alleged to infringe, any of the Intellectual Property or other proprietary right of any other Person.

(iv)                Except as set forth on Section 4.14(b)(iv) of the GPF Disclosure Letter, each GPF Party has taken all reasonable precautions to protect the secrecy, confidentiality and value of its Confidential Information that is a Contributed GPF Asset.

4.15         Employee Relations.  Except as set forth on Section 4.15 of the GPF Disclosure Letter, no GPF Party is (a) a party to, involved in or, to any GPF Party’s knowledge, threatened by, any labor dispute or unfair labor practice charge, (b) currently negotiating any collective bargaining agreement, or (c) currently a party to any collective bargaining agreement.  No GPF Party has experienced any work stoppage during the last three years.  Section 4.15 of the GPF Disclosure Letter contains a complete and correct list of the names, current base salaries and other cash compensation and bonuses paid in respect of performance in the prior fiscal year of all employees (including officers) of any GPF Party engaged in performing services for any GPF Party or who will have a right to receive any cash consideration or other economic benefit as a result of the consummation of any of the Transactions.  No GPF Party has violated the WARN Act or a similar applicable Law.  During the 90 days prior to the date hereof, the GPF Parties have terminated one employee.

4.16         ERISA.  For purposes of the following provisions of this Section 4.16, the term “GPF” includes any ERISA Affiliate of any GPF Party.

(a)           Section 4.16 of the GPF Disclosure Letter contains a current, correct and complete list of all Benefit Plans of any GPF Party.  The GPF Parties have delivered to CGL true, correct, and complete copies of (i) all documents constituting each Benefit Plan of any GPF Party, including trust agreements, insurance policies, service agreements, formal and informal amendments thereto, written and unwritten agreements relating to such Benefit Plan, and (ii) all employee manuals or handbooks containing personnel or employee relations policies.

(b)           No GPF Party currently maintains or contributes to a multiemployer plan (as defined in section 3(37) of ERISA), and no GPF Party has incurred any Liability with respect to, or arising from, a multiemployer plan.

(c)           The IRS has issued a favorable determination letter for each Benefit Plan identified as a “Qualified Plan” on Section 4.16 of the GPF Disclosure Letter, and each determination letter remains in effect and has not been revoked, nor has anything occurred or failed to occur with respect to the operation or amendment of such plans that could cause it to fail to meet section 401(a) of the Code.

(d)           With respect to any Benefit Plan of any GPF Party that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (i) there is no disqualified benefit, and (ii) no welfare plan provides health or other benefits after an employee’s or former employee’s retirement or other termination of employment except as required by Section 4980B of the Code.

4.17         Absence of Certain Changes.  Except as contemplated by this Agreement and, except as disclosed in Section 4.17 of the GPF Disclosure Letter, each GPF Party has conducted its Business in the ordinary course since the GPF Balance Sheet Date, and no GPF Party has:

(a)           experienced any change that has had or could reasonably be expected to have a Material Adverse Effect;

(b)           made any distribution or payment declared or made in respect of its membership interests by way of distributions, dividends, purchase or redemption of interests or otherwise (other than quarterly distributions made in the ordinary course of business);

(c)           increased the compensation payable or to become payable to any director, officer, employee or agent, except for increases for non-officer employees made in the ordinary course of business, nor undertaken any other change in any employment or consulting arrangement;

(d)           entered into or amended any employment retention, severance, change in control or similar Contract with any Person;

(e)           established or amended any Benefit Plan;

(f)            sold, assigned or transferred any Contributed GPF Assets, other than those made in the ordinary course of business;

(g)           subjected any Contributed GPF Asset to any Encumbrance, other than Permitted Encumbrances;

(h)           other than in the ordinary course of business, waived or released of any claim or right or cancellation of any debt held;

(i)            made any payments to any Affiliate of a GPF Party, other than in the ordinary course of business;

(j)            entered into or terminated any Contract outside the ordinary course of business; or

(k)           taken any action or omitted to take any action that has had or could reasonably be expected to have a Material Adverse Effect.

4.18         Finder’s Fees.  Other than Beekman Advisors, Inc., no Person retained by any GPF Party is or will be entitled to any commission or finder’s or similar fee in connection with the Transactions.

4.19         Additional Information.  Section 4.19 of the GPF Disclosure Letter accurately lists the following:

(a)           the names of all officers, directors and managers of each GPF Party;

(b)           the names and addresses of every bank and other financial institution at which any GPF Party maintains an account (whether checking, savings or otherwise), lock box or safety deposit box, and the account numbers and names of the individuals having signing authority or other access thereto;

(c)           the names of all Persons authorized to borrow money or incur or guarantee indebtedness by or on behalf of any GPF Party; and

(d)           the names of any Persons holding powers of attorney from any GPF Party.

4.20         Taxes.  Attached to Section 4.20 of the GPF Disclosure Letter are correct and complete copies of all federal, state, local, and foreign income Tax Returns filed with respect to GPF or its Business for taxable periods ended on or after January 1, 2004.  GPF has prepared and filed when due (including any extensions) any Tax Returns that it was required to file in connection with its Business or any Contributed GPF Asset. All Taxes owed by GPF in connection with the Business or any Contributed GPF Asset have been paid.

4.21         Limitation of Representations and Warranties.  EACH OF CGL AND THE COMPANY HEREBY ACKNOWLEDGES THAT IF THE CLOSING IS CONSUMMATED, EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, THE, CONTRIBUTED GPF ASSETS AND ASSUMED GPF LIABILITIES ARE BEING TRANSFERRED, ASSIGNED, AND CONVEYED TO THE COMPANY ON AN “AS IS, WHERE IS” BASIS WITH ALL FAULTS, AND WITHOUT ANY WARRANTIES OR REPRESENTATIONS, EITHER EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR CAUSE OR PURPOSE.

5.             Representations and Warranties with Respect to CGL.

CGL hereby represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

5.1           Corporate Status.  CGL is a limited liability company duly formed, validly existing and in good standing under the Laws of the jurisdiction in which it was formed and is duly qualified or licensed to do business as a foreign entity in any jurisdiction where the ownership of any of its assets or the conduct of its Business would require it to be so qualified or licensed, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.  The Charter

Documents of CGL that have been delivered to the GPF Parties and the Company as of the date hereof are effective under applicable Laws and are current, correct and complete.

5.2           Authorization.  CGL has the requisite power and authority to (i) own or use the assets used in its Business, as the case may be, (ii) carry on its Business, (iii) execute and deliver the Transaction Documents to which it is or will be a party, (iv) perform the Transactions performed or to be performed by it, and (v) satisfy or perform, as the case may be, its obligations under those Transaction Documents to which it is or will be a party. Such execution, delivery and performance by CGL has been, or upon their execution and delivery will be, duly authorized by all necessary limited liability company action.  Each Transaction Document executed and delivered by CGL has been, or upon their execution and delivery will be, duly executed and delivered by CGL and constitutes a valid and binding obligation of CGL, enforceable against CGL in accordance with its terms, except as such enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws or general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of Law governing specific performance, injunctive relief or other equitable remedies.

5.3           Consents and Approvals.  Except for any notices, filings, consents or approvals specified in Section 5.3 of the CGL Disclosure Letter (collectively, the “CGL Required Consents”), neither the execution and delivery by CGL of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by CGL, require any notice filing, consent, renegotiation or approval, constitute a Default, cause any payment obligation to arise under (a) any Law or Court Order to which CGL is subject, (b) the Charter Documents or bylaws of CGL, or (c) any Contract, Governmental Permit or other document to which CGL is a party or by which the properties or other assets of CGL may be bound.

5.4           Capitalization.

(a)           The entire authorized equity interests of CGL and the record owners of all of the issued and outstanding equity interests of CGL are as set forth on Section 5.4 of the CGL Disclosure Letter.  Other than the Charter Documents of CGL, there are no Contracts with any Person with respect to the voting or transfer of any of CGL’s equity interests or with respect to any other aspect of CGL’s affairs.

(b)           Except as set forth in CGL’s Charter Documents, CGL is not subject to any option or Contract to repurchase or otherwise acquire or retire any of its equity interests or any warrants, options or other rights to acquire its equity interests.

5.5           Financial Statements.  CGL has delivered to the GPF Parties correct and complete copies of the following (a) CGL’s audited balance sheet at December 31, 2005, 2006 and 2007 and the related statements of income and cash flows for the years then ended, and (b) unaudited balance sheet at November 30, 2008, and the related statements of income and cash flows for the eleven-month period then ended (the financial statements referred to in clauses (a) and (b) are collectively referred to herein as the “Pre-Signing CGL Financial Statements”).  Complete and correct copies of the Pre-Signing CGL Financial Statements are attached hereto as Section 5.5 of the CGL Disclosure Letter.  The Pre-Signing CGL Financial Statements are, and those financial records of the CGL delivered to the GPF Parties after the date hereof pursuant to Section 7.20 (the “Post-Signing CGL Financial Statements”) will be consistent in all material respects with the books and records of CGL, and there have not been or will not be any material transactions that have not been or will not be recorded in the accounting records underlying such financial statements.  The Pre-Signing CGL Financial Statements and the Post-Signing CGL Financial Statements are referred to herein, together, as the “CGL Financial Statements.” The income statements included in the Pre-Signing CGL Financial Statements present accurately in all material respects the results of operation of the Business of CGL for the periods indicated thereon.  The Pre-Signing CGL Financial Statements have been, and the Post-Signing CGL Financial Statements will be, prepared in accordance with GAAP consistently applied, and the Pre-Signing CGL Financial Statements present, and the Post-Signing CGL Financial Statements will present, accurately in all material respects the financial position and assets and liabilities of CGL as of the dates thereof, and the results of its operations for the periods then ended, subject to normal recurring year-end adjustments and the absence of notes in the case of unaudited CGL Financial Statements.  The unaudited Pre-Signing CGL Financial Statements are, and the Post-Signing CGL Financial Statements will be, consistent with the audited financial statements of CGL.  The balance sheet of CGL as of November 30, 2008 that is included in the CGL Financial Statements is referred to herein as the “CGL Balance Sheet,” and the date thereof is referred to as the “CGL Balance Sheet Date.”

5.6           Title to Contributed CGL Assets and Related Matters.  Except as otherwise set forth in Sections 5.7 or 5.14, CGL has good title to, valid leasehold interests in or valid licenses to use, all of the Contributed CGL Assets, free from any Encumbrances other than Permitted Encumbrances and those specified in Section 5.6 of the CGL Disclosure Letter.  The Contributed CGL Assets constitute all of the material assets, rights and services, required for the continued administration of CGL’s Servicing Rights and closing of CGL’s Committed Loans and Loans in Inventory by the Company.  Except for the Excluded CGL Assets, there are no assets or properties that are material to the operation of CGL’s Business that are owned by any Person other than CGL that will not be licensed or leased to the Company under valid, current license arrangements or leases.  CGL owns no fixed assets used in the operation of CGL’s Business.

5.7           Real Property.

(a)           Neither CGL nor its Affiliates owns any Real Property occupied by CGL or used in the operation of CGL’s Business.

(b)           Each Contract by which CGL occupies or uses any Real Property (including those Contracts of any Affiliate of CGL relating to Real Property occupied by CGL or used by CGL in the operation of CGL’s Business) (the “CGL Real Estate Leases”) is in full force and effect and neither CGL, nor to CGL’s knowledge, the landlord under such CGL Real Estate Lease is in material Default thereunder.  Current, correct and complete copies of the CGL Real Estate Leases have been previously delivered to the GPF Parties and the Company.

(c)           To CGL’s knowledge, CGL has good and valid rights of physical and legal ingress and egress to and from the Real Property occupied or used by it from and to the public systems for all usual street, road and utility purposes and no conditions exist that would result in the termination of such ingress and egress.

(d)           CGL’s occupation or use of the Real Property occupied or used by it is in material compliance with all applicable Laws.

5.8           Accounts Receivable.  The Accounts Receivable that are CGL Contributed Assets are bona fide Accounts Receivable created in the ordinary course of CGL’s Business.  To the knowledge of CGL, all of the Accounts Receivable included in the CGL Contributed Assets are collectible within six months from the respective dates of sale, net of any reserves specified in the CGL Balance Sheet.  Section 5.8 of the CGL Disclosure Letter contains a complete and accurate list of all Accounts Receivable included in the CGL Contributed Assets and sets forth the aging of each such Account Receivable as of December 31, 2008.  To the knowledge of CGL, there are no facts or circumstances (other than general conditions affecting the U.S. economy or CGL’s industry and not disproportionately affecting CGL) that are likely to result in any increase in the uncollectibility of such Accounts Receivable.

5.9           Serviced Loans.

(a)           Section 5.9(a) of the CGL Disclosure Letter sets forth a list of CGL Serviced Loans as of November 30, 2008.

(b)           CGL is, and will be, the sole legal, beneficial, equitable and record owner and holder of the Servicing Rights in respect of its Serviced Loans, free and clear of any Encumbrances (other than Permitted Encumbrances).

(c)           The Document File maintained by CGL (or readily available to CGL) for each CGL Serviced Loan contains, or will contain, in all material respects, an original or a true and correct copy of each of the financing documents that are required to be contained in such Document File in accordance with CGL’s underwriting policies in effect at the time of the origination of the applicable Serviced Loan, and none such financing documents relating to any CGL Serviced Loan has, or will have, in any material respects, been satisfied, canceled, rescinded, or subordinated in any respect by CGL, nor has CGL waived, nor will it waive, any material rights thereunder except as reflected in the Document File relating to such CGL Serviced Loan.

(d)           Except as set forth on Section 5.9(d) of the CGL Disclosure Letter, no borrower is, or will be prior to Closing, delinquent by more than 30 days in the payment of any material amounts due under any CGL Serviced Loan.

(e)           Except as set forth on Section 5.9(e) of the CGL Disclosure Letter, none of CGL’s Serviced Loans are, or will be prior to Closing, in foreclosure.

(f)            To the knowledge of CGL, the Serviced Loans listed on Section 5.9(a) of the CGL Disclosure Letter and those closed by CGL after the date hereof (i) conformed, or will conform, in all material respects, at the time such Serviced Loan was originated, to the applicable Agency Documents or any other Contracts by which a Serviced Loan was originated and applicable Law, in each case, as to the date it was originated, except as otherwise noted, and (ii) have been, or will be, serviced by CGL substantially in accordance with the applicable Agency Documents or any other Contracts by which a Serviced Loan is serviced and applicable Law, except as otherwise noted.

(g)           None of CGL’s Serviced Loans are Freddie Mac Targeted Affordable Housing loans, nor (i) are there any Contracts purporting to bind CGL to service or originate any Freddie Mac Targeted Affordable Housing loans, or (ii) as of the Closing will there be any Contracts purporting to bind CGL to service or originate any Freddie Mac Targeted Affordable Housing loans .

(h)           The unpaid principal balance as of the last day of the month immediately preceding the Closing Date shall be greater than $4.63 billion.

(i)            CGL has made available the Company and the GPF Parties a complete and correct copy of the CGL Servicing Tape. The information contained in the CGL Servicing Tape is, and the information contained in the Post-Signing CGL Servicing Tape shall be, complete and correct in all material respects as of the applicable dates for such information set forth in the applicable clauses of the definition of “CGL Servicing Tape” with respect to each Serviced Loan serviced by CGL as of such applicable dates.  The CGL Servicing Tape contains, and the Post-Signing CGL Servicing Tape shall contain, all of the information listed in the clauses of the definition of “CGL Servicing Tape” with respect to each CGL Serviced Loan as of the applicable dates.

(j)            The information contained in the CGL Servicing Tape shall be deemed to be disclosed to the GPF Parties and, to the extent the CGL Servicing Tape contains information that should have been but was not disclosed on Section 5.9 of the CGL Disclosure Letter, such information shall be deemed to be incorporated by reference into Section 5.9 of the CGL Disclosure Letter and the GPF Parties shall have no rights under Article 12 with respect thereto.

5.10         Liabilities.  CGL does not have any Liabilities, other than (a) as specified on Section 5.10 of the CGL Disclosure Letter, (b) as specified in the CGL Balance Sheet (except as heretofore paid or discharged), (c) as incurred in the ordinary course since the CGL Balance Sheet Date that, individually or in the aggregate, are not material to the CGL Business, or (d) those created pursuant to this Agreement.

5.11         Legal Proceedings and Compliance with Law.

(a)           Except as set forth on Section 5.11(a) of the CGL Disclosure Letter, there is no Litigation that is pending or, to CGL’s knowledge, threatened against CGL or any of its Affiliates (i) against or involving, directly or indirectly, the Business of CGL or any of the assets used in the operation of CGL’s Business which, if adversely determined against CGL, would reasonably be expected to have a Material Adverse Effect, or (ii) seeking to prevent or challenge any of the Transactions.  Since January 1, 2004, there has been no material Default under any Laws, applicable to CGL’s Business or any of the assets used in the operation of CGL’s Business and neither CGL nor any of its Affiliates has received any written notices, or to knowledge of CGL, any oral notice from any Governmental Body since January 1, 2004, regarding any alleged Defaults applicable to CGL’s Business or any of the assets used in the operation of CGL’s Business under any Law.  Since January 1, 2004, there has been no material Default with respect to any Court Order applicable to CGL’s Business or any of the assets used in the operation of CGL’s Business.

(b)           Without limiting the generality of Section 5.11(a) of the CGL Disclosure Letter, except as described in Section 5.11(b) of the CGL Disclosure Letter, to the knowledge of CGL, there has not been any Environmental Condition (i) at the premises at which CGL’s Business has been conducted by CGL or any of its Affiliates or any predecessor of either of them, (ii) at any Real Property owned, leased or operated at any time by CGL, any Person controlled by CGL or any predecessor of any of them, or (iii) at any property at which wastes have been deposited or disposed by or at the behest or direction of any of the foregoing, except any Environmental Condition which would not reasonably be expected to have a Material Adverse Effect, nor has CGL received written notice of any such Environmental Condition.

(c)           CGL has obtained and is in material compliance with all Governmental Permits relating to CGL’s Business or any of the assets used in the operation of CGL’s Business that are required for the complete operation of the CGL’s Business as currently operated.  All of such Governmental Permits are currently valid and in full force and CGL has filed such timely and complete renewal applications as may be required with respect to such Governmental Permits.  To the knowledge of CGL, no revocation, cancellation or withdrawal thereof has been threatened.

(d)           CGL has provided to the GPF Parties all of the reviews and audits of CGL or, to the extent relating to CGL’s Business or any Contributed CGL Asset or Assumed CGL Liability, any of its Affiliates, conducted by any Governmental Body or Mortgage Program Sponsor, in each case, since January 1, 2004.

5.12         Contracts.

(a)           Section 5.12 of the CGL Disclosure Letter lists all Contracts of the following types to which CGL is a party or by which it or any Contributed CGL Asset or Assumed CGL Liability is bound, except for Minor Contracts:

(i)                   Contracts with any present or former member, manager, officer, employee, partner or consultant of CGL or any Affiliate thereof;

(ii)                  Contracts with any Mortgage Program Sponsor or Governmental Body;

(iii)                any servicing or management Contract or consultancy Contract;

(iv)                Contracts for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party;

(v)                 Contracts for the lease of any personal property, vehicles or other assets used in CGL’s Business;

(vi)                Contracts to sell or supply products or to perform services;

(vii)               Contracts to lease to or to operate for any other party any real or personal property;

(viii)              any notes, debentures, bonds, conditional sale Contracts, equipment trust Contracts, letter of credit agreements, reimbursement Contracts, loan Contracts or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners, stockholders or Affiliates of CGL or any members of their immediate families), Contracts or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;

(ix)                 Contracts for any capital expenditure or leasehold improvements;

(x)                  any Contracts under which any Encumbrances exist;

(xi)                 any other Contract material to the operation of CGL’s Business; and

(xii)                any other Contracts (other than Minor Contracts and those described in any of clauses (i) through (xi) above) not made in the ordinary course of business.

(b)           CGL has delivered to the Company and the GPF Parties complete and correct copies of all written Contracts of CGL (other than such Contracts which are Excluded CGL Assets), together with all amendments, supplements or modifications thereto, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth on Section 5.12 of the CGL Disclosure Letter.

(c)           The Contracts listed on Section 5.12 of the CGL Disclosure Letter and the Minor Contracts excluded from Section 5.12 of the CGL Disclosure Letter are referred to herein as the “CGL Contracts.”  CGL is not in Default under any CGL Contracts (including any CGL Real Estate Leases and CGL Non-Real Estate Leases).  CGL has not received any communication from, or given any communication to, any other party indicating that CGL or such other party, as the case may be, is in Default under any CGL Contract.  To the knowledge of CGL, (i) none of the other parties in any such CGL Contract is in Default thereunder and (ii) each such CGL Contract is enforceable against any other parties thereto in accordance with terms thereof, except as such enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of Law governing specific performance, injunctive relief or other equitable remedies.  There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid or payable to CGL under current or contemplated Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and, to knowledge of CGL, no such Person has made any demand for such negotiation.

5.13         Insurance.  CGL has in place and maintains insurance policies with nationally recognized insurers that are financially sound and reputable.  Such policies are valid, outstanding and enforceable and, when taken together, provide adequate insurance for the CGL Business for all risks normally insured against by a Person carrying on a similar business and are sufficient for compliance with all regulatory requirements applicable to CGL’s Business. Such policies, when taken together, will provide adequate coverages against any current claims and any potential claims made against the CGL Business or CGL’s assets after the date hereof. There is no material Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder.  CGL has not received written notice, nor to the knowledge of CGL, oral notice of non-renewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by CGL or the policyholder thereof.

5.14         Intellectual Property.

(a)           Employees.

(i)                   To the knowledge of CGL, none of the employees or consultants of CGL is subject to any contractual or legal restrictions that might interfere with the use of his or her best efforts to promote the interests of CGL.  To the knowledge of CGL, no employee of CGL has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his or her work to anyone other than CGL.  Section 5.14(a)(i) of the CGL Disclosure Letter lists all Contracts between or among CGL, any employee thereof and a third party that imparts or that imparted an obligation of noncompetition, secrecy, confidentiality or non-disclosure upon CGL, any employee thereof or any third party.

(ii)                  To the knowledge of CGL, no employee or consultant of any of CGL or any Affiliate thereof (A) has used any other Persons’ Confidential Information in the course of his or her work, other than such borrower information as is properly used in the ordinary course of its business, or (B) is, or is currently expected to be, in Default under any term of any Contract relating to the CGL’s Confidential Information.

(b)           Know-How Necessary for the Business.

(i)                   The Intellectual Property included in the Contributed CGL Assets constitutes all of the Intellectual Property that is necessary for the operation of CGL’s Business as operated by CGL during the past 12 months, other than Intellectual Property contained in the Excluded CGL Assets, if any.  CGL is the owner of all right, title and interest in and to each item of Intellectual Property owned by it that is included in the Contributed CGL Assets.  In the case of licensed Intellectual

Property that is a Contributed CGL Asset, CGL has, to CGL’s knowledge, obtained all licenses necessary to freely use and commercially exploit the Intellectual Property used by it that is included in the Contributed CGL Assets, free and clear of any Encumbrances.  To the knowledge of CGL, CGL has the right to use all of the Intellectual Property used by it that is included in the Contributed CGL Assets without payment to a third party.

(ii)                  Set forth in Section 5.14(b)(ii) of the CGL Disclosure Letter is a complete and correct list of all URLs that are Contributed CGL Assets and a description of all of CGL’s rights with respect thereto.

(iii)                 To the knowledge of CGL, none of its Intellectual Property that is a Contributed CGL Asset is infringed or has been challenged or threatened in any way.  To the knowledge of CGL, CGL does not infringe, nor has it been alleged to infringe, any of the Intellectual Property or other proprietary right of any other Person.

(iv)                CGL has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Confidential Information relating to CGL’s Business.

5.15         ERISA.  For purposes of the following provisions of this Section 5.15, the term “CGL” includes any ERISA Affiliate of CGL.

(a)           CGL does not currently maintain or contribute to a multiemployer plan (as defined in section 3(37) of ERISA), and CGL has not incurred any Liability with respect to, or arising from, a multiemployer plan.

(b)           The IRS has issued a favorable determination letter for each CGL Benefit Plan that is a “Qualified Plan” and each determination letter remains in effect and has not been revoked, nor has anything occurred or failed to occur with respect to the operation or amendment of such plans that could cause it to fail to meet section 401(a) of the Code.

(c)           As a result of the Transactions, the Company will not be subject to any Liability with respect to any CGL Benefit Plan under the requirements of ERISA, the Code or any other applicable Laws, including the obligation to contribute to, or make payments or provide benefits from, any CGL Benefit Plan or any Liability to the PBGC.

(d)           With respect to any CGL Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (i) there is no disqualified benefit, and (ii) no welfare plan provides health or other benefits after an employee’s or former employee’s retirement or other termination of employment except as required by Section 4980B of the Code.

5.16         Absence of Certain Changes.  Except as contemplated by this Agreement and, except as disclosed in Section 5.16 of the CGL Disclosure Letter, CGL’s Business has been conducted in the ordinary course since the CGL Balance Sheet Date, and since the CGL Balance Sheet Date, CGL has not:

(a)           experienced any change that has had or could reasonably be expected to have a Material Adverse Effect;

(b)           made any distribution or payment declared or made in respect of its membership interests by way of distributions, dividends, purchase or redemption of interests or otherwise (other than quarterly distributions made in the ordinary course of business);

(c)           increased the compensation payable or to become payable to any manager, officer, employee or agent, except for increases for non-officer employees made in the ordinary course of business, nor undertaken any other change in any employment or consulting arrangement;

(d)           entered into or amended any employment retention, severance, change in control or similar Contract with any Person;

(e)           established or amended any CGL Benefit Plan, other than general amendments to those CGL Benefit Plans maintained by Affiliates of CGL and in which CGL employees participate;

(f)            sold, assigned or transferred any Contributed CGL Assets, other than those made in the ordinary course of business;

(g)           subjected any Contributed CGL Asset to any Encumbrance, other than those made in the ordinary course of business;

(h)           other than in the ordinary course of business, waived or released any claim or right or cancellation of any debt held;

(i)            made any payments to any Affiliate of CGL, other than in the ordinary course of business;

(j)            entered into or terminated any Contract outside the ordinary course of business or inconsistent with past practices; or

(k)           taken any action or omitted to take any action that has or could reasonably be expected to have a Material Adverse Effect.

5.17         Finder’s Fees.  Other than Credit Suisse Securities (USA) LLC, no Person retained by CGL, or any Affiliate thereof, is or will be entitled to any commission or finder’s or similar fee in connection with the Transactions.

5.18         Additional Information.  Section 5.18 of the CGL Disclosure Letter accurately lists the following:

(a)           the names of all officers and managers of CGL; and

(b)           the names and addresses of every bank and other financial institution at which CGL maintains an account (whether checking, savings or otherwise), lock box or safety deposit box, and the account numbers and names of the individuals having signing authority or other access thereto.

5.19         Taxes.  Attached to Section 5.19 of the CGL Disclosure Letter are correct and complete copies of all federal and state income Tax Returns filed with respect to CGL or its Business for taxable periods ended on or after January 1, 2004.  CGL has prepared and filed when due (including any extensions) any Tax Returns that it was required to file in connection with its Business or any CGL Contributed Asset. All Taxes owed by CGL in connection with the Business or any CGL Contributed Asset have been paid.

5.20         Limitation of Representations and Warranties.  EACH GPF PARTY AND THE COMPANY HEREBY ACKNOWLEDGES THAT IF THE CLOSING IS CONSUMMATED, EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, THE CONTRIBUTED CGL ASSETS AND

ASSUMED CGL LIABILITIES ARE BEING TRANSFERRED, ASSIGNED, AND CONVEYED TO THE COMPANY ON AN “AS IS, WHERE IS” BASIS WITH ALL FAULTS, AND WITHOUT ANY WARRANTIES OR REPRESENTATIONS, EITHER EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR CAUSE OR PURPOSE.

6.             Representations and Warranties with Respect to the Company.

The Company hereby represents and warrants to each of CGL and the GPF Parties, as follows:

6.1           Organizational Status.  The Company is a limited liability company duly formed on November 5, 2008, validly existing and in good standing under the Laws of the jurisdiction of its formation and is qualified to do business in any jurisdiction where it is required to be so qualified.

6.2           Authorization.  The Company has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions performed or to be performed by it.  Such execution, delivery and performance by the Company has been duly authorized by all necessary limited liability company action.  Each Transaction Document executed and delivered by the Company has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

6.3           Consents and Approvals.  Except as set forth on Section 6.3 of the Company Disclosure Letter (the “Company Required Consents”), neither the execution and delivery by the Company of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by the Company, require any filing, consent or approval, constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which the Company is subject, (b) the Charter Documents or bylaws of the Company, or (c) any Contract, Governmental Permit or other document to which the Company is a party or by which the properties or other assets of the Company may be bound.

6.4           Valid Issuance.  Upon the closing of the Transactions and the Company’s receipt of the contributions of CGL and GPF Parties contemplated by Section 2.2, the Company Units to be issued to each of GPF, W&D and CGL shall be validly issued and fully paid.  Upon such issuance, (a) the Company Units shall not have been issued in violation of any applicable pre-emptive right, right of first refusal, right of first offer or similar right vested in any of the Company’s members, and (b) the Company shall have obtained any waivers and given any notices required to be obtained or given as result of such issuance, as the case may be, under any contract to which the Company is a party.  The issuance of the Company Units contemplated hereby will not violate any federal or state securities Laws in connection with the offer, sale or issuance of such Company Units.

6.5           Capitalization.  Immediately prior to the Closing, all of the Company outstanding Company Units will be owned by GPF, and there are no existing options, warrants, calls, Contracts, commitments or other rights of any character (including conversion rights) relating to any other Company Units, although it is likely that the Company will issue certain derivative securities in the future.  At the Closing, the Company will not have any outstanding equity interests or securities convertible or exchangeable for any of its Company Units or containing any profit participation features, nor any rights or options to subscribe for or to purchase its Company Units or any securities convertible into or exchangeable for its Company Units or any equity appreciation rights or phantom equity plan other than the Company Units to be issued at Closing pursuant to Section 2.2.  Except as set forth in the Company’s Charter Documents, the Company is not and will not be subject to any option or Contract to repurchase or otherwise acquire or retire any of its Company Units or any warrants, options or other rights to acquire its

Company Units.  Other than the Charter Documents of the Company, there are no Contracts with any Person with respect to the voting or transfer of any Company Units or with respect to any other aspect of the Company’s affairs.

6.6           Legal Proceedings and Compliance with Law.  There is no Litigation that is pending or threatened against the Company (a) involving, directly or indirectly, the Business of the Company or any of its assets, or (b) seeking to prevent or challenge any of the Transactions.

6.7           Absence of Liabilities.  Other than Liabilities incurred in connection with its formation, state qualification and licensure and licensure by the Mortgage Program Sponsors, its obligations under the Transaction Documents and its Charter Documents, the Company has no Liabilities.

6.8           Finder’s Fees.  No Person retained by the Company is or will be entitled to any commission or finder’s or similar fee in connection with the Transactions.

6.9           Limitation of Representations and Warranties.  EACH OF CGL AND THE GPF PARTIES HEREBY ACKNOWLEDGE THAT IF THE CLOSING IS CONSUMMATED, EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, THE COMPANY SHALL NOT BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES AS TO ITS BUSINESS, ASSETS AND LIABILITIES, INCLUDING ANY WARRANTIES OR REPRESENTATIONS, EITHER EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR CAUSE OR PURPOSE.

7.             Covenants of the Parties.

7.1           Conduct of Business.  From the date hereof and up to and including the Closing Date, except as contemplated or otherwise consented to in writing by CGL, in the case of any GPF Party or the Company, and GPF and the Company, in the case of CGL, each Party shall carry on its Business in the ordinary course and preserve intact its Business as it is currently organized and shall use commercially reasonable efforts (but shall not be required to increase wages or benefits) to keep available the services of the current employees and agents of such Party and to maintain its relations and goodwill with the suppliers, customers, and any others having a business relation with such Party.  In furtherance of and in addition to such restriction:

(a)           no Party will,

(i)                   directly or indirectly do any of the following:  (A) sell, pledge, dispose of, or encumber (other than Permitted Encumbrances) any of its assets other than sales of loans originated by such Party to a Mortgage Program Sponsor or other third parties in the ordinary course of business and in conformity with the applicable Agency Documents (as modified by appropriate waivers and past practices accepted by the appropriate Mortgage Program Sponsor) in all material respects, (B) amend or propose to amend its Charter Documents, (C) split, combine or reclassify any outstanding shares of its capital stock or other equity interest, or declare, set aside or pay any dividend or distribution payable in cash, stock, equity interests, property or otherwise with respect to such shares or other equity interest (other than quarterly distributions made in the ordinary course of business), (D) redeem, purchase, acquire or offer to acquire any shares of its capital stock or other equity interest, or (E) enter into any agreement with respect to any of the matters set forth in this Section 7.1;

(ii)                  (A) issue, sell, pledge, or dispose of, or agree to issue, sell, pledge, or dispose of, any additional shares or other equity interests of, or securities convertible into or exchangeable for, or any options, warrants, or rights of any kind to acquire any shares or other equity interests of, its capital stock of any class whether pursuant to any rights agreement, stock or equity plan or otherwise, (B) acquire (by merger, consolidation, or acquisition of stock or assets) any Person or division thereof, (C) incur any debt or issue any debt securities, except in connection with the origination of mortgage backed loans in conformity with the applicable Agency Documents (as modified by appropriate waivers and past practices accepted by the appropriate Mortgage Program Sponsor) in all material respects in the ordinary course of business, or (D) dissolve or otherwise alter its corporate, partnership, or limited liability company existence;

(iii)                 (A) enter into any Contract with an Affiliate (or other insider, employee, officer or director) or any other Contract except in the ordinary course of its business, (B) terminate, modify, assign, waive, release or relinquish any Contract rights or amend any material rights or claims not in the ordinary course of its business or except as expressly provided herein, or (C) Default under, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a Default under any term or provision of any Contract;

(iv)                except as required to comply with applicable Law, take any action to institute or modify any material compensation arrangement, benefit plans, new severance or termination pay practices with respect to any of its directors, managers officers or employees who will provide ongoing services to the Company, or to increase the benefits payable under its compensation, benefit, severance or termination pay practices or otherwise with respect to such individuals;

(v)                 other than a change by CGL to its tax accounting for revenue from mortgage servicing rights, make any Tax election, change its method of Tax accounting or settle any claim relating to Taxes, or take any action that could result in the loss or reduction of any deferred tax treatment of such Party (other than losses or reductions arising from changes in its loan portfolio in the ordinary course of business);

(vi)                except as otherwise consented to by the Parties (which consent shall not be unreasonably withheld, conditioned or delayed), hire any new employees;

(vii)               other than in the ordinary course of business, make any loans, advances, capital expenditures or capital commitments in excess of $10,000 in the aggregate, other than in respect of the origination of mortgage backed loans in conformity with the applicable Agency Agreements (as modified by appropriate waivers and past practices accepted by the applicable Mortgage Program Sponsor);

(viii)              make any loans under the Freddie Mac Targeted Affordable Housing program;

(ix)                 compromise, settle or otherwise adjust any claim or Litigation, other than the litigation involving Standard Mortgage Corporation;

(x)                  take any action or omit to do any act, which action or omission will cause it to breach any obligation contained in this Agreement or cause any of its representation or warranty not to be true and correct as of the Closing Date;

(xi)                 grant any power of attorney; or

(xii)                agree or otherwise commit, whether in writing or otherwise, to do any of the foregoing.

(b)           each Party will: maintain its accounting procedures, cash management practices and its policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible accounts, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue, and acceptance of customer deposits in accordance with its past customs and practices under GAAP.

7.2           Access to Information.  From the date hereof and up to and including the Closing Date, each Party shall give the other and its representatives (including their respective accountants, counsel, consultants, employees and such other representatives as a Party may designate from time to time), upon reasonable notice and during normal business hours, reasonable access to the Real Property, contracts, books, records and affairs of such Party; provided, that such access does not interfere with the business or operations of a Party.  Each Party shall cause its officers and employees to furnish to the requesting Party all documents, records and information (and copies thereof) related to its Business as a requesting Party or its representatives may reasonably request.  Notwithstanding the foregoing, nothing in this Section 7.2 shall require any Party to provide access to any information that such Party reasonably believes would impair or preclude its ability to operate its business, or otherwise cause such Party to waive, any attorney/client privilege or other right to confidentiality it may have asserted or that may be available to it with respect to such information, nor shall it require any Party to disclose any of the internal, confidential materials prepared by or for it in connection with the Transactions.

7.3           Satisfaction of Liabilities.  After the Closing, CGL and its Affiliates shall satisfy (by payment, forgiveness or otherwise) any Excluded CGL Liability and the GPF Parties and their Affiliates shall satisfy (by payment, forgiveness or otherwise) any Excluded GPF Liability, each in accordance with the terms thereof.

7.4           No Solicitation.  From and after the date hereof and up to and including the Termination Date, without the prior written consent of the other Parties, no Party will, and each Party will cause its controlled Affiliates not to, and will cause their respective directors, managers, officers, employees, and other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) not to: (a) initiate, encourage, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to its stockholders or any of them) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving, or any purchase or license of all or any substantial portion of the assets or any securities of, such Party (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any Person relating to an Acquisition Proposal, (c) otherwise facilitate or cooperate in any effort or attempt to make, implement or accept an Acquisition Proposal, or (d) enter into Contract with any Person relating to an Acquisition Proposal.  If a Party receives any such inquiries, offers or proposals it shall (a) notify the other Parties orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identity of the Person making it), within 24 hours of the receipt thereof, (b) keep the other Parties informed of the status and details of any such inquiry, offer or proposal, and (c) give the other Parties five days’ advance notice of any Contract to be entered into with, or any information to be supplied to, any Person making such inquiry, offer or proposal.

7.5           Update of Disclosure Letters.  Between the date hereof and the Closing Date:

(a)           CGL shall promptly disclose to the Company and the GPF Parties in writing any information set forth in the CGL Disclosure Letter that is no longer complete, true or applicable and any information of the nature of that set forth in the CGL Disclosure Letter that arises after the date hereof and that would have been required to be included in the CGL Disclosure Letter if such information had been obtained on the date of delivery thereof.  Any such updates shall not have the effect of curing any breach as of the date hereof of any representation or warranty contained herein and shall not affect any of GPF’s or the Company’s rights under Article 12 with respect thereto.

(b)           the GPF Parties shall promptly disclose to the Company and CGL in writing any information set forth in the GPF Disclosure Letter that is no longer complete, true or applicable and any information of the nature of that set forth in the GPF Disclosure Letter that arises after the date hereof and that would have been required to be included in the GPF Disclosure Letter if such information had been obtained on the date of delivery thereof.  Any such updates shall not have the effect of curing any breach as of the date hereof of any representation or warranty contained herein and shall not affect any of CGL’s or the Company’s rights under Article 12 with respect thereto.

7.6           Fulfillment of Closing Conditions.

(a)           At and prior to the Closing, each Party shall use commercially reasonable efforts to fulfill, and to cause each other to fulfill, as soon as practicable before the Termination Date the conditions specified in Articles 8, 9 and 10 to the extent that the fulfillment of such conditions is within its or his control.  Additionally, each of the Parties shall cause any other controlled Affiliate to take or refrain from taking any action that may be necessary to carry out the Transactions.  In connection with the foregoing, each Party will (i) refrain from any actions that would cause any of its representations and warranties to be inaccurate as of the Closing, and take any reasonable actions within its control that would be necessary to prevent its representations and warranties from being inaccurate as of the Closing, (ii) execute and deliver the applicable agreements and other documents referred to in Articles 8, 9 and 10, (iii) comply with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the Transactions, (iv) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any Laws, Contracts or otherwise, including obtaining any GPF Required Consents and CGL Required Consents, and (v) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions.

(b)           Without limiting the generality of the foregoing, each of the Parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done all things necessary, with respect to (i) seeking to obtain prior to the Closing Date all Governmental Permits and Mortgage Program Sponsor approvals as are necessary for the consummation of the Transactions, including such clearances as may be required under any Mortgage Program Sponsor, as set forth below and (ii) seeking to effect all necessary registrations and other filings and submissions of information requested by any Governmental Body or any Mortgage Program Sponsor in connection with this Agreement and the Transactions; provided, however, that such action shall not include commencing or participating in any Litigation or offer or grant of any accommodation (financial or otherwise) to any third party; provided, further, that no Party shall be obligated hereunder to divest, either individually or in the aggregate, of any material portion of its or any of its Affiliate’s assets, rights or properties owned prior to the Closing Date.  As promptly as practicable, each Mortgage Program Sponsor the notifications and other information required to be filed with any Mortgage Program Sponsor with respect to the Transactions.  Each of the Parties shall make available to the other Parties such information relative to its business, assets and property as the other may reasonably request in order to prepare filings or submissions as required by any Mortgage Program Sponsor.  Each of the Parties shall keep the other

Parties apprised in a timely manner of the status and substance of all meaningful actions or communications between it (or its advisors) and any Mortgage Program Sponsor relating to this Agreement or any of the matters described in this subsection (b).  None of the Parties shall take any meaningful actions or enter into any accommodation, resolution or settlement with any such agency or Mortgage Program Sponsor relating to this Agreement or any of the matters described in this subsection (b) without first discussing it with the other Parties.  Each of the Parties each hereby acknowledge that (i) GPF will have primary authority for addressing and resolving any issues with respect to the Transactions that may arise in the course of the Fannie Mae review process and (ii) CGL will have primary authority for addressing and resolving any issues with respect to the Transactions that may arise in the course of the Freddie Mac review process.  The Parties hereby mutually commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, approval of the Mortgage Program Sponsors at the earliest practicable date.  CGL shall pay the transfer fee in respect of the Mortgage Program Sponsor Transfer Agreements.

7.7           Transfer of Affiliated Party Assets.  From and after the date hereof, to the extent that the Affiliates of any GPF Party, on the one hand, and the Affiliates of CGL, on the other, own or hold for use an asset (other than indebtedness) that is used by any GPF Party or CGL, respectively, in its Business that is intended to be a Contributed GPF Asset or Contributed CGL Asset, respectively, then the GPF Parties and their Affiliates or CGL and its Affiliates, respectively, shall take such commercially reasonable steps as may be necessary or appropriate so that (a) at Closing a GPF Party or CGL, respectively, shall own or have valid and enforceable rights to convey such asset to the Company, or, if such transfer cannot be completed prior to the Closing, then, alternatively, (b) such asset is conveyed to the Company as soon as is reasonably practicable after the Closing, including executing and delivering such additional instruments of conveyance and transfer as may be required to transfer ownership of such asset to the Company and otherwise put the Company in possession of such asset.

7.8           Public Announcements.  The Parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable Law, none of the Parties nor any Affiliate thereof shall issue any such press release or make any such public statement without the prior written consent of the other Parties.

7.9           Tax Matters.  The GPF Parties and their Affiliates and CGL and its Affiliates each shall: (a) provide all information regarding the Contributed GPF Assets and the Assumed GPF Liabilities and Contributed CGL Assets and Assumed CGL Liabilities, respectively, to the extent such information could be relevant to any Tax Return to be filed by the Company or a Party, (b) make or permit commercially reasonable accommodations with regard to any Assumed GPF Liabilities and Assumed CGL Liabilities, respectively, to minimize gain recognition under Section 731 of the Code, (c) promptly provide notice to the Company and the other Party of any proposed adjustment by a taxing authority for a period prior to the Closing Date with regard to the Party’s Business or the contributed assets, and (d) cooperate fully in any Tax Return required to be filed by the Company, a Party, or an Affiliate of a Party.

7.10         Confidentiality.  If the Transactions are not consummated, each Party and its representatives shall treat all Confidential Information as confidential, will not disclose any Confidential Information except to its representatives on a need-to-know basis or if required by law or requested by judicial or regulatory process to be disclosed and shall immediately (a) cease using the Confidential Information, (b) destroy or return to such other Party or Affiliate all Confidential Information and all copies made by it or its representatives of the Confidential Information provided by such other Party or Affiliate (other than such documents and other materials as required by any law or legal process, regulation or internal policies to be retained and any computer records and files containing Confidential

Information that have been created as a result of automatic archiving or back-up procedures), and (c) destroy any and all notes, analyses, compilations, studies or other documents prepared by it or any of its Affiliates or representatives to the extent they contain or reflect any Confidential Information. The return and/or destruction of Confidential Information pursuant to this Section 7.10 shall be certified in writing to the Party providing such Confidential Information by an authorized officer supervising such return and destruction within three Business Days after written request from such Party. Notwithstanding the return or destruction of the Confidential Information pursuant to this Section 7.10, each Party shall continue to be bound by the obligations of confidentiality and other obligations hereunder with respect to such information.

7.11         Expenses.  Except as otherwise provided herein, the Parties shall each pay all of their respective legal, accounting and other expenses incurred by such Party in connection with the Transactions.

7.12         Employees.  Prior to Closing, each of the GPF Parties and CGL shall provide the Company a true and correct list of all employees performing services for the Business of the GPF Parties and CGL, respectively, at any time during the past 12 months (“Eligible Employees”) identified by name, U.S. social security number (if applicable, and, if not, a valid I-9 Form for such employee), hire date and then current base salary.  Effective as of the Closing Date, each of the GPF Parties and CGL shall terminate the employment of all Eligible Employees, and the Company shall offer employment to all Eligible Employees.  Prior to the Closing, CGL shall have received a contribution of $4,833,205 (the “CFI Employee Contribution”) from CFI to be utilized following the Closing in the manner set forth in Sections 3.3.5, 3.3.6 and 3.3.7 of the Operating Agreement.

7.13         CGL Credit Risk.  Prior to the Closing, CGL shall cause the $2.5 million letter of credit in favor of Fannie Mae established by HSBC Bank USA to be replaced with $4,754,223.00, which will be contributed to CGL by CFI (the “CFI Backstop Contribution”) to fully fund the capital and liquidity required by Fannie Mae, which may equal or exceed the stated Fannie Mae’s DUS capital standards for non-rated entities.

7.14         Capmark Contract.  Prior to the Closing, CGL shall have received a contribution of cash from CFI in an amount equal to (a) pay $100,000 on account of termination fee and other costs and expenses in connection with the termination of the Company’s servicing contract with Capmark, plus (b) $400,000 to offset the costs of transferring the services previously provided by Capmark to the Company (the “CFI Capmark Contribution”).  If there are fees that result from the actual cancellation of the Capmark contract that are greater than the amount of the CFI Capmark Contribution, then CGL shall promptly pay the amount of such fees over the Company.

7.15         FHA/HUD Operating Deficit.  Prior to the Closing, CGL shall have received a contribution of $750,000 from CFI to offset a portion of the operating deficits in CGL’s FHA lending operation (the “CFI FHA Contribution”).  CGL may use the CFI FHA Contribution to pay expenses incurred after the Closing related to the HUD Business in accordance with the terms of the Transition Services Agreement.  Immediately following the execution and delivery of the HUD Transfer Agreement by all parties thereto, CGL shall provide GPF with a reasonably acceptable and detailed accounting of any expenses paid by it and contribute the then remaining CFI FHA Contribution to the Company.

7.16         CGL Actual Losses Contribution.  Prior to Closing, CGL shall have received a contribution of $2,534,081.00 to cover the actual and estimated losses (as agreed to by the Parties) related to loans in CGL’s Servicing Portfolio, or pre-funded such amount with the applicable Mortgage Program Sponsor (“CGL Actual Losses Contribution”).  If the actual losses and estimated losses (as agreed to by the Parties) related to loans in CGL’s Servicing Portfolio at Closing is greater than the CGL Actual

Losses Contribution, then immediately prior to Closing, CGL shall have received a contribution in the amount of such difference (“CGL Actual Losses True-Up Contribution”).

7.17         GPF Actual Losses Contribution.  Prior to the Closing, the GPF Parties shall have received a contribution to cover actual losses, if known, or estimated losses, if not known, related to loans in the GPF Parties’ Servicing Portfolio, in such amount as is agreed to by the Parties, or pre-funded such amount with the applicable Mortgage Program Sponsor (“GPF Actual Losses Contribution”).

7.18         HUD Transfer Agreement; HUD Assets.  To the extent not executed and delivered prior to Closing, the Parties will cooperate with each other in accordance with the terms of the Transition Services Agreement to execute and deliver the HUD Transfer Agreement by the time set forth therein.  Immediately following the execution and delivery of the HUD Transfer Agreement by all parties thereto, CGL shall contribute the HUD Assets to the Company.

7.19         Post-Signing Servicing Tapes.

(a)           Prior to the Closing, each GPF Party shall deliver to the Company and CGL a complete and correct copy of its electronic files containing the information specified in the definition of “GPF Servicing Tape” as of December 31, 2008 (the “Post-Signing GPF Servicing Tape”).

(b)           Prior to the Closing, CGL shall deliver to the Company and each GPF Party a complete and correct copy of its electronic files containing the information specified in the definition of “CGL Servicing Tape” as of December 31, 2008 (the “Post-Signing CGL Servicing Tape”).

7.20         Additional Financial Statements; Reports.  Prior to the Closing, CGL shall deliver to the Company and the GPF Parties an unaudited balance sheet of CGL as of December 31, 2008 and the related statements of income and cash flows for the year ended December 31, 2008, and the GPF Parties shall deliver to CGL unaudited Consolidated and Combined Financial Statements of Walker & Dunlop, Inc. and its Affiliates as of and for the year ended December 31, 2008, which shall include the Consolidating and Combining Balance Sheet as of December 31, 2008 and the Consolidating and Combining Statement of Income for the year ended December 31, 2008 of several companies including the GPF Parties.

7.21         CGL Affiliate Transactions.  After the Closing, CGL and its Affiliates shall continue to engage in such intra-company and affiliate transactions as are necessary in order for CGL to satisfy (by payment, forgiveness or otherwise) of its obligations under the Transaction Documents.

7.22         Estimated CGL Closing Balance Sheet.  Prior to the Closing, CGL shall provide the Company with a good faith estimate of the CGL Closing Balance Sheet.

8.             Conditions Precedent to Obligations of CGL.  All obligations of CGL to consummate the Transactions are subject to the satisfaction (or waiver by CGL) prior thereto of each of the conditions set forth in this Article 8. The waiver by CGL of any condition based upon the accuracy of any representation or warranty of any GPF Party or the Company or the performance of or compliance by any GPF Party or the Company with any covenant or obligation to be performed or complied with by such GPF Party or the Company, will not affect the right to indemnification or reimbursement right or other remedy of CGL or the Company based upon such representations, warranties, covenants and obligations.

8.1           Representations and Warranties.  The representations and warranties of each of the Company and the GPF Parties set forth in this Agreement that are qualified by materiality (considered collectively and individually) shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, and the representations and warranties that are not so qualified (considered collectively and individually) shall have been true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, in each case, without taking into account any qualifiers of materiality or qualifiers of similar import or any updates to either of the GPF Disclosure Letter or the Company Disclosure Letter made pursuant to Section 7.5.

8.2           Agreements, Conditions and Covenants.  Each of the Company and the GPF Parties shall have performed or complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with or by them on or before the Closing Date.

8.3           Material Adverse Effect.  Since the GPF Balance Sheet Date, there shall not have been any Material Adverse Effect with respect to any GPF Party or its Business nor shall have there been any fact, circumstance or occurrence that has had or could reasonably be expected to have a Material Adverse Effect on any GPF Party or its Business that continues to exist on the Closing Date.

8.4           Required Consents; Deliverables.  The GPF Parties shall have received all of the GPF Required Consents set forth on Schedule 3.2(a)(v) and the Company shall have received all of the Company Required Consents set forth on Schedule 3.2(c)(iv), each in form and substance reasonably satisfactory to CGL, and the GPF Parties and the Company shall each have delivered those items required to be delivered pursuant to Sections 3.2(a) and 3.2(c), respectively.

8.5           Legality.  No Law or Court Order shall have been enacted, entered, promulgated or enforced by any Governmental Body that is in effect and (a) has the effect of making the Transactions illegal or otherwise prohibiting the consummation of the Transactions, or (b) has a reasonable likelihood of causing a Material Adverse Effect.  CGL shall have received any consent, approval, waiver, clearance or authorization from any Governmental Body or Mortgage Program Sponsor that may be required to consummate the Transactions, including those required by any Mortgage Program Sponsor, and all terminations or expirations or waiting periods imposed by any Governmental Body or Mortgage Program Sponsor necessary for the consummation of the Transactions shall have occurred.

8.6           Disclosure Letters.  CGL, in its sole discretion, shall be satisfied with the form and substance of any updates to the GPF Disclosure Letter and the Company Disclosure Letter delivered pursuant to Section 7.5.

8.7           GPF Net Working Capital.  The GPF Net Working Capital shall be equal to or greater than $1.0 million and CGL shall have received a certificate of the Chief Executive Officer of GPF and of the Chief Executive Officer of W&D certifying as to such fact.

8.8           Mortgage Program Sponsor Transfer Agreements Approval.  Each Mortgage Program Sponsor Transfer Agreement shall have been executed by the applicable Mortgage Program Sponsor, other than the HUD Transfer Agreement, which may be executed after the Closing.

8.9           Serviced Loan Portfolio.  The unpaid principal balance per the Post-Signing GPF Servicing Tape shall be greater than $4.68 billion, and CGL shall have received a certificate of the Chief Executive Officer of GPF and of the Chief Executive Officer of W&D certifying as to such effect.

8.10         Legal Opinion.  CGL shall have received the written opinion of Morgan, Lewis & Bockius LLP, counsel to GPF, in form and substance reasonably acceptable to CGL and its counsel.

8.11         GPF Contribution.  The GPF Parties shall have received or pre-funded the GPF Actual Losses Contribution and the GPF Parties shall have provided evidence of such contribution or pre-funding, as applicable, to CGL.

9.             Conditions Precedent to Obligations of the GPF Parties.  All obligations of the GPF Parties to consummate the Transactions are subject to the satisfaction (or waiver by the GPF Parties) prior thereto of each of the conditions set forth in this Article 9. The waiver by any GPF Party of any condition based upon the accuracy of any representation or warranty of CGL or the performance of or compliance by CGL with any covenant or obligation to be performed or complied with by CGL, will not affect the right to indemnification or reimbursement right or other remedy of any GPF Party or the Company based upon such representations, warranties, covenants and obligations.

9.1           Representations and Warranties.  The representations and warranties of each of the Company and CGL set forth in this Agreement that are qualified by materiality (considered collectively and individually) shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, and the representations and warranties that are not so qualified (considered collectively and individually) shall have been true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, in each case, without taking into account any qualifiers of materiality or qualifiers of similar import or any updates to either of the Company Disclosure Letter or the CGL Disclosure Letter made pursuant to Section 7.5.

9.2           Agreements, Conditions and Covenants.  Each of the Company and CGL shall have performed or complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with or by them on or before the Closing Date.

9.3           Material Adverse Effect.  Since the CGL Balance Sheet Date, there shall not have been any Material Adverse Effect with respect to CGL’s Business nor shall have there been any fact, circumstance or occurrence that has had or could reasonably be expected to have a Material Adverse Effect on CGL’s Business that continues to exist on the Closing Date.

9.4           Required Consents; Deliverables.  CGL shall have received all of the CGL Required Consents set forth on Schedule 3.2(b)(v), in form and substance reasonably satisfactory to the GPF Parties, and CGL shall have delivered those items required to be delivered pursuant to Section 3.2(b).

9.5           Legality.  No Law or Court Order shall have been enacted, entered, promulgated or enforced by any Governmental Body that is in effect and (a) has the effect of making any of the Transactions illegal or otherwise prohibiting the consummation of such purchase and sale, or (b) has a reasonable likelihood of causing a Material Adverse Effect.  The GPF Parties shall have received any consent, approval, waiver, clearance or authorization from any Governmental Body or Mortgage Program Sponsor that may be required to consummate the Transactions, including those required by any Mortgage Program Sponsor, and all terminations or expirations or waiting periods imposed by any Governmental Body or Mortgage Program Sponsor necessary for the consummation of the Transactions shall have occurred.

9.6           CGL Disclosure Letter.  The GPF Parties, in their sole discretion, shall be satisfied with the form and substance of any updates to the CGL Disclosure Letter delivered pursuant to Section 7.5.

9.7           CGL Contributions.  CFI shall have made or pre-funded, as applicable, the CFI Employee Contribution, CFI Capmark Contribution, CFI FHA Contribution, CFI Backstop Contribution, CGL Actual Losses Contribution and, if applicable, the CGL Actual Losses True-Up Contribution and CGL shall have provided evidence of such contributions or pre-funding, as applicable, to the GPF Parties.

9.8           Mortgage Program Sponsor Transfer Agreements Approval.  Each Mortgage Program Sponsor Transfer Agreement shall have been executed by the applicable Mortgage Program Sponsor, other than the HUD Transfer Agreement, which may be executed by HUD after the Closing.

9.9           Serviced Loan Portfolio.  The unpaid principal balance per the Post-Signing CGL Servicing Tape shall be greater than $4.63 billion, and the GPF Parties shall have received a certificate of the Chief Executive Officer of CGL certifying to such effect.

9.10         Legal Opinion.  GPF shall have received the written opinion of Ballard Spahr Andrews & Ingersoll, LLP, counsel to the CGL, in form and substance reasonably acceptable to GPF and its counsel.

9.11         Commission Agreements.  GPF shall have received counterpart signature pages executed by CGL’s loan production personnel to commission agreements between the Company and such personnel, such agreements to be on terms reasonably satisfactory to the GPF Parties.

9.12         Retention Agreement.  GPF shall have received counterpart signature pages executed by Verne Murray and Jeff Burns to commission and retention agreements between such personnel and the Company, such agreements to be on terms reasonably satisfactory to the GPF Parties.

9.13         Ownership of CGL.  CFI or its Affiliates shall own 100% of the membership interests of CGL.

10.           Conditions Precedent to Obligations of the Company.  All obligations of the Company to consummate the Transactions are subject to the satisfaction (or waiver by the Company) prior thereto of each of the conditions set forth in this Article 10. The waiver by the Company of any condition based upon the accuracy of any representation or warranty of any of CGL or the GPF Parties or the performance of or compliance by any of CGL or the GPF Parties with any covenant or obligation to be performed or complied with by any of CGL or the GPF Parties, will not affect the right to indemnification or reimbursement right or other remedy of the Company based upon such representations, warranties, covenants and obligations.

10.1         Representations and Warranties.  The representations and warranties of any of CGL or the GPF Parties set forth in this Agreement that are qualified by materiality (considered collectively and individually) shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, and the representations and warranties that are not so qualified (considered collectively and individually) shall have been true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, in each case, without taking into account any qualifiers of materiality or qualifiers of similar import or any updates to the CGL Disclosure Letter or GPF Disclosure Letter made pursuant to Section 7.5.

10.2         Agreements, Conditions and Covenants.  CGL and the GPF Parties shall have performed or complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with or by them on or before the Closing Date.

10.3         Material Adverse Effect.  Since the CGL Balance Sheet Date, there shall not have been any Material Adverse Effect with respect to CGL or its Business nor shall have there been any fact, circumstance or occurrence that has had or could reasonably be expected to have a Material Adverse Effect on CGL or its Business that continues to exist on the Closing Date.

10.4         Required Consents; Deliverables.  CGL and the GPF Parties shall have received all of the CGL Required Consents set forth on Schedule 3.2(b)(v) and GPF Required Consents set forth on Schedule 3.2(a)(v), respectively, in form and substance reasonably satisfactory to the Company, and the GPF Parties and CGL shall have delivered those items required to be delivered pursuant to Sections 3.2(a) and 3.2(b), respectively.

10.5         Legality.  No Law or Court Order shall have been enacted, entered, promulgated or enforced by any Governmental Body that is in effect and (a) has the effect of making any of the Transactions illegal or otherwise prohibiting the consummation of such purchase and sale, or (b) has a reasonable likelihood of causing a Material Adverse Effect.  The Company shall have received any consent, approval, waiver, clearance or authorization from any Governmental Body or Mortgage Program Sponsor that may be required to consummate the Transactions, including those required by any Mortgage Program Sponsor, and all terminations or expirations or waiting periods imposed by any Governmental Body or Mortgage Program Sponsor necessary for the consummation of the Transactions shall have occurred.

10.6         Disclosure Letter.  The Company, in its sole discretion, shall be satisfied with the form and substance of any updates to the CGL Disclosure Letter and the GPF Disclosure Letter delivered pursuant to Section 7.5.

10.7         CGL Contributions.  CFI shall have made or pre-funded, as applicable, the CFI Employee Contribution, CFI Capmark Contribution, CFI FHA Contribution, CFI Backstop Contribution, CGL Actual Losses Contribution, and, if applicable, the CGL Actual Losses True-Up Contribution and provided evidence of such contributions or pre-funding, as applicable, to the Company.

10.8         GPF Net Working Capital.  The GPF Net Working Capital shall be $1.0 million and the Company shall have received a certificate of the Chief Executive Officer of GPF and of the Chief Executive Officer of W&D certifying as to such fact.

10.9         Mortgage Program Sponsor Transfer Agreements Approval.  Each Mortgage Program Sponsor Transfer Agreement shall have been executed by the applicable Mortgage Program Sponsor, other than the HUD Transfer Agreement, which may be executed by HUD after the Closing.

10.10       CGL Serviced Loan Portfolio.  The unpaid principal balance per the Post-Signing CGL Servicing Tape shall be greater than $4.63 billion, and the Company shall have received a certificate of the Chief Executive Officer of CGL certifying to such effect.

10.11       GPF Serviced Loan Portfolio.  The unpaid principal balance per the Post-Signing GPF Servicing Tape shall be greater than $4.68 billion, and the Company shall have received a certificate of the Chief Executive Officer of GPF and of the Chief Executive Officer of W&D certifying to such effect.

10.12       Legal Opinions.  The Company shall have received a written opinion of Morgan, Lewis & Bockius LLP, counsel to GPF, and from Ballard Spahr Andrews & Ingersoll, LLP, counsel to CGL, in each case, in form and substance reasonably acceptable to the Company and its counsel.

10.13      GPF Contribution.  The GPF Parties shall have received or pre-funded the GPF Actual Losses Contribution and the GPF Parties shall have provided evidence of such contribution or pre-funding, as applicable, to the Company.

10.14      Commission Agreements.  CGL shall have delivered counterpart signature pages executed by CGL’s loan production personnel to commission agreements between the Company and such personnel, such agreements to be on terms reasonably satisfactory to the Company.

10.15      Retention Agreement.  CGL shall have delivered counterpart signature pages executed by Verne Murray and Jeff Burns to commission and retention agreements between the Company and such personnel, such agreements to be on terms reasonably satisfactory to the Company.

10.16      Ownership of CGL.  CFI or its Affiliates shall own 100% of the membership interests of CGL.

10.17      Estimated CGL Closing Balance Sheet.  CGL shall have delivered a pro-forma balance sheet in the form of the balance sheet set forth on Schedule 10.17, which shall be in form and substance acceptable to the Company (the “CGL Closing Balance Sheet”).

11.          Indemnification.

11.1        By CGL.  From and after the Closing Date, CGL shall indemnify and hold harmless the Company and its officers, directors, managers, employees, stockholders, members, partners, agents and Affiliates (other than CGL and its respective officers, directors, employees, stockholders, members, partners and agents) (each, an “Indemnified GPF Party”) from and against any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements) of every kind, nature and description incurred by such Indemnified GPF Party in connection therewith, including consequential, special, punitive damages and lost profits and diminution in value (collectively, “Damages”) that such Indemnified GPF Party may sustain, suffer or incur and that result from, arise out of or relate to (a) any breach of any of the representations and warranties of CGL contained in this Agreement or any other Transaction Document or in the Closing Certificates, (b) any breach of the covenants or agreements of CGL contained in this Agreement or any other Transaction Document or the Closing Certificates, (c) a request or requirement by a third-party that the Company repurchase a Serviced Loan originated by CGL, (d) any Excluded CGL Liability, (e) any Liability of CGL involving any Excluded CGL Asset and (f) SMC being a member of the Company.

11.2        By the GPF Parties.  From and after the Closing Date, the GPF Parties, jointly and severally, shall indemnify and hold harmless the Company and its officers, directors, managers, employees, stockholders, members, partners, agents, and Affiliates (other than the GPF Parties and their respective officers, directors, employees, stockholders, members, partners and agents) (each, an “Indemnified CGL Party”) from and against any Damages that such Indemnified CGL Party may sustain, suffer or incur and that result from, arise out of or relate to (a) any breach of any of the respective representations or warranties of any GPF Party contained in this Agreement or any other Transaction Document or in the Closing Certificates, (b) any breach of the respective covenants or agreements of any GPF Party contained in this Agreement or any other Transaction Document or in the Closing Certificates, (c) a request or requirement by a third-party that the Company repurchase a Serviced Loan originated by a GPF Party, (d) any Excluded GPF Liability, and (e) any Liability of any of the GPF Parties involving any Excluded GPF Asset.

11.3        Procedure for Claims.

(a)           Any Person who desires to seek indemnification under any part of this Article 11 (each, an “Indemnified Party”) shall give written notice in reasonable detail (a “Claim Notice”) to each Party responsible or alleged to be responsible for indemnification hereunder (an “Indemnitor”).  Such notice shall briefly explain the nature of the claim and the parties known to be invoked, and shall specify the amount thereof.  If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an “Unliquidated Claim”).  If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the “Liquidated Claim Notice”) within 60 days after the matter giving rise to the claim becomes finally resolved, and the Second Claim Notice shall specify the amount of the claim.  Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a “Claim Response”) within 30 days (the “Response Period”) after the later of (i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given.  Any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice.  If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice.  If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response in accordance with the terms hereof or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

(b)           If any Indemnitor shall be obligated to indemnify an Indemnified Party pursuant to this Article 11, such Indemnitor shall pay to such Indemnified Party the amount to which such Indemnified Party shall be entitled within 15 Business Days after the day on which such Indemnitor became so obligated to the Indemnified Party.  If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate plus 5%.

(c)           If, during the Response Period, an Indemnified Party receives a Claim Response from the Indemnitor, then for a period of 45 days (the “Resolution Period”) after the Indemnified Party’s receipt of such Claim Response, the Indemnified Party and the Indemnitor shall endeavor to resolve any dispute arising therefrom.  In the event that the parties fail to reach a resolution during the Resolution Period, either party shall be entitled to file an action with a court of competent jurisdiction.  If such dispute is resolved by the parties during the Resolution Period, the amount that the parties have specified as the amount to be paid by the Indemnitor, if any, as settlement for such dispute shall be conclusively deemed to be an obligation of such Indemnitor.

(d)           Notwithstanding any other provision of this Article 11, except as provided below in this subsection (d), the Indemnified GPF Parties, on the one hand, and the Indemnified CGL Parties, on the other hand, shall be entitled to indemnification hereunder with respect to the breach of a representation or warranty by CGL, on the one hand, or by any of the GPF Parties, on the other, only when the aggregate of all Damages to such indemnified Parties from all such breach of representations or warranties exceeds $150,000 (the “Deductible Amount”) and then only to the extent of such excess amount.  The foregoing limitation with respect to the Deductible Amount shall not apply, however, to (a) any breach of the representations or warranties under Sections 4.1, 4.2, 4.3, 4.4, or 4.18, or the first sentence of Section 4.6, in the case of indemnification sought by an Indemnified CGL Party, or Sections 5.1, 5.2, 5.3, 5.4(a), or 5.17, or the first sentence of Section 5.6, in the case of indemnification sought by an Indemnified GPF Party, and, in each case, in the related provisions of the Closing Certificates, and (b) a breach of any representations or warranties of a Party to this Agreement that were made with an intent to mislead or defraud or with a reckless disregard of the accuracy thereof (collectively, the “Excepted

Warranties”).  In addition, in the case of the claim for Damages that may be made based on a breach of a representation or warranty as well as on any other item described in clauses (b) through (f) of Section 11.1 or in clauses (b) through (e) of Section 11.2, such limitations regarding the Deductible Amount, and the Indemnification Cap shall not apply to the extent that such claim is not based solely on an asserted breach of a representation or warranty. Other than in the case of the Excepted Warranties, the maximum limitation for claims arising out of or related to any matters set forth in clause (a) of the first sentence of Sections 11.1 and 11.2 shall be $10.0 million (the “Indemnification Cap”).  In addition, the calculation of the Deductible Amount and the Sub-Deductible Amount shall include any Damages incurred by an Indemnified Party for which the Indemnified Party would have been entitled to claim indemnification under this Article 11 with respect to a breach of a representation or warranty but for such claim being excluded as a result of the qualification of such representation or warranty by materiality or Material Adverse Effect.  If the Damages for breaches of a Party’s representations or warranties incurred by the Indemnified GPF Parties, on the one hand, or the Indemnified CGL Parties, on the other hand, exceed the Deductible Amount, then such Indemnified GPF Parties, on the one hand, or the Indemnified CGL Parties, on the other hand, may only make claims based upon breaches of representations or warranties that, in each individual case, exceed $10,000 (the “Sub-Deductible Amount”); provided that the foregoing limitation shall not apply to Excepted Warranties.  No claim may be made by an Indemnified Party for Damages arising with respect to breaches of Sections 4.9(c), (f) or (h), or by an Indemnified GPF Party for Damages arising with respect to breaches of Sections 5.9(c), (f) or (h), unless such Damages are related to claims or actions by a third-party.

11.4        Claims Period.  The representations and warranties of the Parties shall survive the Closing.  Any claim for indemnification under this Article 11 shall be made by giving a Claim Notice under Section 11.3 on or before the applicable date (each, an “Expiration Date”) specified below in this Section 11.4, or the claim under this Article 11 shall be invalid.  The following claims shall have the following respective Expiration Dates:

(a)           the 18-month anniversary of the Closing Date for any claims that are not specified in any of the succeeding subsections;

(b)           the later of the third anniversary of the Closing Date or the date on which the applicable statute of limitations expires for any Damages that result from, arise out of, or relate to (i) any breach of any covenant or agreement contained herein, or (ii) any breach of the Excepted Warranties;

(c)           the tenth anniversary of the Closing Date that result from, arise out of, or relate to any of the items in clause (c) of the first sentence of Sections 11.1 or 11.2; and

(d)           in perpetuity for any Damages that result from, arise out of, or relate to any of the items in clauses (d) and (e) of the first sentence of Sections 11.1 or 11.2.

If more than one of such Expiration Dates applies to a particular claim, the latest of such Expiration Dates shall be the controlling Expiration Date for such claim.  So long as an Indemnified Party gives a Claim Notice for an Unliquidated Claim on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.

11.5        Third Party Claims.  An Indemnified Party that desires to seek indemnification under any part of this Article 11 with respect to any actions, suits or other administrative or judicial proceedings (each, an “Action”) that may be instituted by a third party shall give each Indemnitor prompt notice of a third party’s institution of such Action.  After such notice, any Indemnitor may, or if so requested by such Indemnified Party, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to participate at its own expense in the defense of such Action; provided, further, that the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of the Indemnitor (which consent shall not be unreasonably withheld).  Any failure to give prompt notice under this Section 11.5 shall not bar an Indemnified Party’s right to claim indemnification under this Article 11, except to the extent that an Indemnitor shall have been harmed by such failure.

11.6        Effect of Investigation or Knowledge.  Any claim by a Party for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to such Party, nor shall such a claim be adversely affected by such Party’s knowledge on or before the Closing Date of any breach of the type specified in the first sentence of Sections 11.1 or 11.2 or of any state of facts that may give rise to such a breach; any such claim shall survive the Closing until the applicable Expiration Date.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not adversely affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants or obligations.

11.7        Contingent Claims.  Nothing herein shall be deemed to prevent an Indemnified Party from making a claim hereunder for potential or contingent claims or demands (a “Contingent Claim”); provided that the Claim Notice sets forth the specific basis for any such Contingent Claim to the extent then feasible and the Indemnified Party has reasonable grounds to believe in good faith that such a claim may be made.

11.8        Company Units in Satisfaction of Indemnification Claims.  If any Indemnitor agrees that it is obligated to indemnify an Indemnified Party pursuant to this Article 11, is deemed to be obligated to indemnify an Indemnified Party pursuant to Section 11(a), or is found by a court of competent jurisdiction to be obligated to indemnify an Indemnified Party pursuant to this Article 11, and such Indemnitor shall have failed to pay all or any portion of such indemnification obligation within 60 days of the date on which such Indemnitor became so obligated to the Indemnified Party, then the Indemnified Party may elect to have all or any portion of such unpaid claim satisfied by:

(i)                   with respect to claims for which the Company is the Indemnified Party, the cancellation of Company Units of which the applicable Indemnitor is the record owner.

(ii)                  with respect to claims for which the Indemnified Party is a Person other than the Company, the transfer of Company Units of which the applicable Indemnitor is the record owner.

The number of Company Units that shall be so cancelled or transferred, as applicable, in satisfaction of such claims shall be equal to (x) the amount of such claim for which the Indemnitor has elected to receive or have cancelled, as applicable, Company Units of the Indemnitor, divided by (y) $153,714; provided that, to the extent Company Units of GPF are cancelled or transferred pursuant to this Section 11.8, the number of Company Units so cancelled or transferred shall not result in GPF owning less than 1 Company Unit.  Each Party hereby authorizes the Company to effect cancellations and transfers, as applicable, of Company Units of which such Party is the record owner in accordance with this Section 11.8 and to amend Exhibit A of the Company’s Operation Agreement to reflect such cancellations or transfers.

11.9        Exclusive Remedy.  Except as set forth in Section 13.9 or as otherwise specifically set forth in this Agreement, the indemnification rights under this Article 11 are the exclusive rights and remedies the Parties may have at law or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any Party.

12.          Termination.

12.1        Grounds for Termination.  The Parties may terminate this Agreement at any time before the Closing as provided below:

(a)           by mutual written consent of each of CGL and GPF;

(b)           by any Party, if the Closing shall not have been consummated on or before the Termination Date; provided, however, that the right to terminate this Agreement under this subsection (b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(c)           by any Party, if a Governmental Body shall have issued a Court Order (which Court Order the parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the Transactions, and such Court Order shall have become final and nonappealable;

(d)           by GPF, if CGL shall have breached, or failed to comply with, any of its obligations under this Agreement or any representation or warranty made by CGL shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on CGL or its Business; or

(e)           by CGL, if any GPF Party or the Company shall have breached, or failed to comply with any of its obligations under this Agreement or any representation or warranty made by it shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on any GPF Party or its Business.

12.2        Effect of Termination.  If this Agreement is terminated pursuant to Section 12.1, the agreements contained in Sections 7.10, 7.11, 15 and 16  shall survive the termination hereof and any Party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another Party.

13.          General Matters.

13.1        Contents of Agreement.  This Agreement, together the other Transaction Documents, sets forth the entire understanding of the Parties with respect to the Transactions and supersedes all prior agreements or understandings among the parties regarding those matters.

13.2        Amendment, Parties in Interest, Assignment, Etc.  This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the Parties. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties.  Nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective heirs, legal representatives, successors and permitted assigns, except as provided in Article 11.  No Party shall assign this Agreement or any right, benefit or obligation hereunder.  Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party.  Neither the failure nor the delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of any such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable Law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given, and (b) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the other Transaction Documents.

13.3        Further Assurances.  At and after the Closing, the Parties shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

13.4        Interpretation.  Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to,” and (d) references to “hereunder” or “herein” relate to this Agreement.  Any determination as to whether a situation is material shall be made by taking into account the effect of all other provisions of this Agreement that contain a qualification with respect to materiality so that the determination is made after assessing the aggregate effect of all such situations.  The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect.  Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.  Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.  Any reference to a Party’s being satisfied with any particular item or to a Party’s determination of a particular item presumes that such standard will not be achieved unless such Party shall be satisfied or shall have made such determination in its sole or complete discretion.

13.5        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument.  This Agreement and any documents delivered pursuant hereto, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other Party shall re-execute original forms thereof and deliver them to all other Parties.  No Party to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message as a defense to the formation of a contract and each such party forever waives any such defense.  A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof.  Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

13.6        Disclosure Letters.  Any items listed or described on a Party’s Disclosure Letter shall be listed or described under a caption that specifically identifies the Section(s) of this Agreement to which the item relates (which, in each case, shall constitute the only valid disclosure with respect to such

Section(s)); provided, that if it is readily apparent from a reading of a disclosure that it is applicable to another Section(s), it shall be deemed to qualify such Section(s).

13.7        Negotiated Agreement.  The Parties hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular Party.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

13.8        Severability.  If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any applicable Law in any particular respect or under any particular circumstances, then, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party, (a) such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and (b) all other terms, conditions and provisions of this Agreement shall remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the Transactions are fulfilled to the fullest extent possible.

13.9        Specific Performance.  Each of the Parties hereby acknowledges that the other Parties may be damaged irreparably in the event any provision of this Agreement or any other Transaction Document is not performed in accordance with its specific terms or is otherwise breached.  Accordingly, notwithstanding anything contained in this Agreement to the contrary, each of the Parties hereby acknowledges that the other Parties may be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and any other Transaction Document and to seek to enforce specifically this Agreement and any other Transaction Document and the terms and provisions thereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other equitable remedy to which a Party may be entitled pursuant hereto, including specific performance, rescission or restitution.

14.          Notices.

All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by registered or certified mail, facsimile message or Federal Express or other nationally recognized overnight delivery service.  Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express or facsimile to, the address or facsimile number set forth below, unless such address or facsimile number is changed by notice to the other Parties:

If to CGL:

Column Financial, Inc.
11 Madison Avenue
New York, NY 10010-3624
Attn:	Anand N. Gajjar
FAX:	212.538.2200

with a required copy to:

Credit Suisse
1 Madison Avenue
New York, NY 10010
Attn:	Legal and Compliance Division
Fax:	212.325.8282

Ballard Spahr Andrews & Ingersoll, LLP
601 13th Street, NW
Suite 1000 South
Washington, DC 20005-3807
Attn:	Allan R. Winn, Esquire
FAX:	202.626.9031

If to any GPF Party or the Company:

Green Park Financial Limited Partnership
7501 Wisconsin Avenue, Suite 1200
Bethesda, MD 20814-6531
Attn:	Chief Financial Officer
FAX:	301.634.2151

with a required copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attn:	Michael N. Peterson, Esquire
FAX:	877.432.9652

15.          Governing Law.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without regard to any choice of law or conflict of law, choice of forum or provision, rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  The Parties hereby irrevocably (a) submit themselves to the non-exclusive jurisdiction of the state and federal courts sitting in the State of Delaware, and (b) waive the right and hereby agree not to assert by way of motion, as a defense or otherwise in any action, suit or other legal proceeding brought in any such court, any claim that it, he or she is not subject to the jurisdiction of such court, that such action, suit or proceeding is brought in an inconvenient forum or that the venue of such action, suit or proceeding is improper.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

16.          Break-up Fee.  CFI shall reimburse the GPF Parties’ actual costs and expenses incurred after December 1, 2008 as a break-up fee in the event the Closing does not occur on or before January 30, 2009, provided that, the breach or failure of the GPF Parties to comply with their obligations under this Agreement is not the sole cause for the failure of such closing to occur.  CFI shall reimburse the GPF

Parties for such costs and expenses within five business days of receiving documentation thereof from the GPF Parties.

{Signature Pages to Follow}

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

GREEN PARK FINANCIAL LIMITED PARTNERSHIP

By:	Walker & Dunlop GP, LLC, its Managing
General Partner

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	Managing Member

WALKER & DUNLOP, INC.

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	President and Chief Executive Officer

COLUMN GUARANTEED LLC

By:	/s/ Anand N. Gajjar
Name:	Anand N. Gajjar
Title:	Authorized Person

WALKER & DUNLOP, LLC

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	President and Chief Executive Officer

{Signature Page to Formation Agreement}